    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 9, 2002


                           REGISTRATION NO. 333-98949

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 2
                                     TO THE
                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                            Central Wireless Inc.
                            ---------------------
               (Name of small business issuer in its charter)

           Utah                         4899                     87-0476117
          ------                       ------                   ------------
(State or jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

    4333 South Tamiami Trail, Suite E, Sarasota, Florida 34231 (941) 929-1534
        (Address and telephone number of principal executive offices and place of business)

  Kenneth W. Brand, 4333 South Tamiami Trail, Suite E, Sarasota, Florida 34231
                                 (941) 929-1534
            (Name, address and telephone number of agent for service)

                                   Copies to:
                                Gregory Sichenzia
                              Richard A. Friedman
                      Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

Approximate date of proposed sale to the public:
as soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [__]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [__]

                                                   CALCULATION OF REGISTRATION FEE
==================================================== ==================== ==================== ===================== ==============
                                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
         TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING    REGISTRATION
                 TO BE REGISTERED                        REGISTERED           SECURITY(2)             PRICE               FEE
---------------------------------------------------- -------------------- -------------------- --------------------- --------------
Shares of common stock, $.001 par value                 48,533,334(1)            $0.06           $2,912,000.40          $267.91
Shares of common stock, $.001 par value                    240,000(3)            $.06               $14,400.00            $1.33
Shares of common stock, $.001 par value                  1,689,319               $0.06             $101,359.14            $9.33

Total                                                   50,422,653                               $3,027,759.54          $278.57*

==================================================== ==================== ==================== ===================== ==============
*Previously paid.

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures held by the selling stockholders. We are also registering such additional shares of common stock as may be issued as a result of the anti-dilution provisions contained in such securities. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated 200% of the number of shares of our common stock issuable upon conversion of the debentures. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on November 7, 2002.



The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS

                  SUBJECT TO COMPLETION, DATED DECEMBER 3, 2002


The information in this prospectus is not complete and may be changed.

                              CENTRAL WIRELESS INC.


                              50,222,653 SHARES OF

                                  COMMON STOCK


This prospectus relates to the resale by the selling stockholders of 50,222,653 shares of our common stock, based on current market prices. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. Four of the selling stockholders are deemed underwriters of the shares of common stock, which they are offering. We will not receive any proceeds from the sale of common stock from the selling stockholders.


We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the NASD Over-The-Counter Bulletin Board under the symbol "CWIR." The last reported sales price per share of our common stock as reported by the NASD Over-The-Counter Bulletin Board on November 7, 2002, was $.06.

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 8.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this prospectus is December __, 2002.


The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Central Wireless, Inc. with the Securities and Exchange Commission. The Selling Stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

Part I: Information Required in Prospectus
Front of Registration Statement and Outside Front Cover of Prospectus........1
Inside Front and Outside Back Cover Pages of Prospectus......................1
Forward-Looking Statements...................................................4
Prospectus Summary ..........................................................5
Risk Factors.................................................................8
     Financial Concerns......................................................8
          Our Financial Condition............................................8
          Default Upon Senior Securities.....................................8
          Need for Additional Capital........................................9
          Costs and Risks of Changing Our Business Strategy..................9
          Lack of Revenue and Historical Losses .............................9
          The Economy.......................................................10
          Financing Restrictions............................................10
          Going Concern Opinion.............................................10
     Business Concerns......................................................10
          Rapid Technological Changes.......................................10
          New Technologies..................................................11
          Need for Marketing and Promotion..................................11
          Lack of Diversity.................................................11
          Competition.......................................................11
          Inability to Control Demand.......................................12
          Importance of Growth Management...................................12
          Concentration of Control..........................................12
          No Independent Directors..........................................12
          Dependence Upon Officers and Directors............................12
          Government Regulations............................................13
     Market Concerns........................................................13
          Dilution Risks....................................................13
          Shares Eligible for Future Sale...................................13
          Risks Associated with OTCBB Trading...............................14
          Listing Standards ................................................14
          Penny Stock Risks.................................................14
Market for Common Equity and Related Stockholder Matters....................16
Use of Proceeds.............................................................16
Determination of Offering Price.............................................17
Selling Security Holders....................................................17
Plan of Distribution........................................................21
Directors and Executive Officers............................................23
Security Ownership of Certain Beneficial Owners and Management..............25
Description of Securities...................................................27
Description of Business.....................................................30
Management's Discussion and Analysis of Financial Condition and
 Results of Operations......................................................33
Description of Property.....................................................40
Certain Relationships and Related Transactions..............................40
Executive Compensation .....................................................42
Experts   ..................................................................45
Legal Matters...............................................................45
Other Available Information.................................................45
Disclosure of Commission Position on Indemnification for
 Securities Act Liabilities ................................................45
Financial Statements......................................................F-46

Part II:  Information Not Required in Prospectus

Indemnification of Officers and Directors .................................II-1
Other Expenses of Issuance and Distribution................................II-1
Recent Sales of Unregistered Securities....................................II-1
Exhibits   ................................................................II-8
Undertakings...............................................................II-10
Signatures.................................................................II-11

                           FORWARD LOOKING STATEMENTS

The Registration Statement of which this Prospectus is a part, and other reports and statements filed by us from time to time with the Commission contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "intend," "anticipate," "believe," "estimate," "plan" and "expect" and variations of these words and similar expressions identify these forward-looking statements. All statements other than statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives for future operations, are forward-looking statements. We express our expectations, beliefs and projections in good faith and believe our expectations are based on reasonable assumptions; however, we cannot assure you that these expectations, beliefs or projections will prove to have been correct. Our statements reflect the current views of Central Wireless with respect to future events and are subject to risks, uncertainties and assumptions relating to our operations, the telecommunications industry, and market conditions. Should one or more of these risks or uncertainties materialize or should our underlying assumptions prove incorrect, our actual results may vary significantly from our expectations.

You are encouraged to thoroughly read the section entitled "Risk Factors" beginning on page 8 of this Prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in the Registration Statement might not occur. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

This Prospectus Summary highlights selected information contained in this Prospectus. To understand this offering fully, you should read the entire document carefully. Please pay particular attention to the section entitled "Risk Factors" beginning on page 8 of this Prospectus, and the section entitled "Financial Statements" beginning on page F-1 of this Prospectus.

                              CENTRAL WIRELESS INC.

OUR COMPANY

Central Wireless Inc., a Utah corporation (formerly known as e resources inc), is a wireless communications infrastructure company. Our primary business is the development and construction of towers for the transmission of broadband, cellular and other wireless communications signals. We also provide related services, including site acquisition, zoning and engineering services, and antennae and line installation. We provide various consulting services to our customers, which include lease negotiation, assistance in regulatory matters, and tower design. We function as the general contractor and hire construction subcontractors on an as-needed basis to build towers to our customer's specifications.

Our customers consist primarily of broadband and other wireless carriers, and individuals and businesses desiring to lease or own telecommunications towers. If we are successful in developing our business, we intend to lease antennae space on towers and rooftop sites that we acquire or lease. Our address and phone number are as follows:

                             Central Wireless Inc.
                            4333 South Tamiami Trail
                                     Suite E
                             Sarasota, Florida 34231
                                 (941) 929-1534

We consider Central Wireless to be in the early development stage. In 2000 and 2001, our company (then e resources inc) provided video production and streaming services and sold healthcare products over the internet. Ultimately, our businesses proved to be unsuccessful and in January 2002, we ceased operations. We resumed operations in July 2002, after changing our business strategy and entering the telecommunications industry by acquiring assets consisting primarily of nine contracts to build telecommunications towers capable of transmitting broadband, cellular and other wireless signals from KRC Communications, Inc. ("KRC"). In exchange for the assets, we issued 4,150,000 shares of our common stock to seven shareholders designated by KRC, representing 66% of our issued and outstanding shares of common stock, and resulting in a change in control. Currently, we have operations in the greater Sarasota, Florida region, Oklahoma, and Minnesota. However, if we are successful and can obtain funding, we intend to expand our business to other states. For more information about our business, please see "Description of Business," beginning on page 29 of this Prospectus.

Our board of directors consists of five members, each of whom are also officers of Central Wireless:

- Kenneth W. Brand, our Chief Executive Officer
- Keith Roy Chrismon, our President and Chairman of the Board
- Steven W. Troyan, our Vice President of Construction
- Sharon R. Hetman, our Secretary
- Michael S. Delin, our Chief Financial Officer and Treasurer

For more information about our directors and officers, please see "Our Board of Directors and Officers," on page 31 of this Prospectus.

THE OFFERING

Central Wireless is filing a Registration Statement on behalf of the selling security holders so that they may offer shares of our common stock for resale. The majority of the shares being registered are on behalf of four accredited Investors who purchased our secured convertible debentures and warrants, which are convertible into or exercisable for shares of common stock. The remaining shares are being registered on behalf of shareholders who acquired shares of our common stock in previous transactions. The shares of common stock are being offered for resale solely by the persons named in the section of this Prospectus entitled "Selling Security Holders," beginning on page 16 of this Prospectus. No shares are being offered for sale by Central Wireless, and we will not receive any proceeds from the resale of the shares being registered.

SHARES BEING REGISTERED

The shares of our common stock being registered include:


- Up to 48,533,334 shares of common stock that may be offered for resale by the Investors upon the conversion of debentures. These shares are being registered for resale pursuant to a Securities Purchase Agreement dated July 12, 2002, among Central Wireless and three of the Investors, with respect to our sale of
(i) up to $600,000 in principal amount of secured convertible debentures, convertible into shares of common stock, and (ii) warrants to purchase up to 120,000 shares of common stock.


- Up to 1,689,319 shares of our common stock being registered for resale by current shareholders of Central Wireless, who acquired shares of our common stock in previous private transactions.

For more information, please see "Selling Security Holders," beginning on page 16 of this Prospectus.

                                  RISK FACTORS

Prospective investors should thoroughly read this section and carefully consider the following factors, which include the material risks we believe are associated with an investment in Central Wireless. The following risks are not inclusive of all risks that may be encountered by us.

FINANCIAL CONCERNS

         Our Financial Condition: We have limited access to sources of financing, and we may not be able to obtain the funds we need to operate.

In July 2002, we received $156,000 in proceeds from the sale of debentures and warrants to three of the Investors under the 2002 Securities Purchase Agreement. For more information about the Investors and the sale of these debentures and warrants, please see "The Investors," beginning on page 34 of this Prospectus. We have exhausted the $156,000 in proceeds we received in July 2002. Pursuant to our agreement with the Investors, we received on September 12, 2002 an additional $200,000, less expenses and disbursements, from the sale of additional debentures and warrants. Currently, we have little cash with which to build and acquire towers, pay our employees, and otherwise operate our business, and we have limited access to sources of funding. The Investors are still obligated to invest an additional $200,000 in our Company after the Registration Statement becomes effective. However, there is no guarantee that we will receive any additional funding, other than the last tranche, from the Investors, or any other person.

We currently have no credit extended from any bank, and we may not be able to obtain bank financing in the future. We currently have no source of funding other than the Investors, and our agreements with the Investors severely limit our ability to seek funding from other sources. See "The Investors," beginning on page 34 of this Prospectus. Consequently, if we do not sell additional debentures and warrants to the Investors, we may not be able to obtain any funding. We may not be able to attract other investors to provide funding to Central Wireless, and we need additional financing to execute our business plan. Even if we are able to attract other investors or otherwise obtain additional financing, we could still suffer financial hardships if unexpected expenses arise or if revenues fail to meet our expectations. If we fail to obtain financing or attract other investors to Central Wireless, we will be unable to operate our business.

         Default upon Senior Securities: We are in default on $600,000 in secured convertible debentures.

In 2001, we sold an aggregate of $600,000 in debentures and warrants under an agreement dated May 8, 2001 among Central Wireless and two of the Investors (the "2001 Securities Purchase Agreement"). As of July 30, 2002, we were in default on approximately $600,000 in principal amount of debentures, plus accrued and unpaid interest. If we are in default under the debenture agreement and other conditions exist as defined in the agreement, a penalty may apply which would increase the amount due by at least 30% in excess of the amounts previously due under the agreement. We have not paid the principal, interest and penalties we owe under these debentures, and we do not have the money to pay off the outstanding balances of the debentures. The Investors have not given us notice of collection proceedings or any other actions they intend to take with respect to the unpaid amounts. For more information about the Investors and the debentures, please see "The Investors" and "Secured Convertible Debentures," beginning on page 34 of this Prospectus.

Central Wireless has entered into security agreements in favor of the Investors covering substantially all of our assets. Because we failed timely to pay the debentures sold under the 2001 Securities Purchase Agreement, the Investors may exercise their rights under the security agreements, including the right to take possession of our assets, sell those assets, and apply the proceeds of such sales to pay down the outstanding balance of the debentures. Our assets currently are not sufficient to pay off the balance of these debentures. The Investors have not given us notice that they intend to take action under the security agreements; however, they have the right to take action at any time they choose. If the Investors decide to foreclose on our assets, we would not be able to prevent the foreclosure, resulting in the sale of some or all of our assets. In such event, persons purchasing our common stock could lose their entire investment.

         Need for Additional Capital: We need to raise funds to operate our business, and these funds may not be available when we need them.

Pursuant to our agreement with the Investors, we expect that within ten days of the date that we file the Registration Statement, we will receive $200,000, less expenses and disbursements, from the sale of additional debentures and warrants under the 2002 Securities Purchase Agreement. We believe that these funds will sustain our operations for approximately two months. Consequently, we need to raise additional funds to operate our business. We do not have adequate funds to respond to unanticipated events. There can be no assurance that additional financing will be available when needed on favorable terms, or at all. If these funds are not available when we need them, we may be unable to operate. In that event, purchasers of our common stock could lose their entire investment in Central Wireless.

         Costs and Risks of Changing Our Business Strategy: Changing our business strategy and entering the telecommunications industry is an expensive, high risk strategy.

In July 2002, we announced that we had changed our business strategy and were entering the telecommunications industry. Prior to July 2002, we did not operated in the telecommunications industry. Our change in business strategy has caused us to incur initially high start-up costs, and we expect to continue to incur the costs of starting a new business. These costs include legal, accounting, and public relations costs, expenses related to our change in corporate offices, and operating expenses related to construction of telecommunication towers. We plan to acquire or lease real properties and to construct telecommunications towers that we will own and operate. Our business plans, if implemented, will require us to make significant capital expenditures. The start-up costs of entering the telecommunications industry are high, and we anticipate that such costs will continue to be incurred over the foreseeable future.

There are many risks associated with a change in business strategy and entering a new industry. You should consider that we expect to face difficulties obtaining funding, that we have a lack of experience in the industry, that our costs may be higher than our competitors as we are incurring start-up costs. These risks may be particularly severe in the telecommunications industry, which has experienced a significant downturn in the past two years.

         Lack of Revenue and Historical Losses: Central Wireless has limited ability to produce revenue and we have incurred losses historically.

Our operating history is related to our operations as e resources inc, and has limited relevance to our current business. Over the next few years, it will be difficult or impossible to accurately forecast our operating results and evaluate our business and prospects based on our historical results.

Nevertheless, we believe it is important that potential investors consider that we have incurred substantial losses in 2000, 2001 and the first three quarters of 2002, even though these losses prior to July 1, 2002 are related to our former business operations. In making a decision to invest in Central Wireless, you should consider that we incurred a net loss of $1,742,599 for the fiscal year ended December 31, 2001, and a net loss of $548,426 for the nine month period ended September 30, 2002.

You should also consider that we currently do not have any significant source of revenue. Our sole source of revenue is constructing telecommunications towers, and we have obtained only nine contracts to construct towers for customers. Central Wireless is just beginning to develop our customer base. As a result, we expect to incur operating losses for the immediate and the foreseeable future. As we attempt to grow our business by constructing towers that we will own and operate and by expanding our business to new states and customers, our operating expenses will increase. This increase may offset any increase in revenues we experience from sales to new customers. We will need to generate significant revenues to achieve and maintain profitability, and we may not be able to do so. Even if we do achieve profitability, we may not be able to maintain or increase profitability in the future. If we fail to generate significant revenues from the construction of towers for our customers or from revenue streams produced by constructing and operating our own towers, we may never be profitable. In that case, we would probably be forced to discontinue business operations, and our shareholders might suffer a loss of their entire investment in Central Wireless.

         The Economy: The downturn in the economy could have a material adverse impact on our business.

We believe that the downturn in the economy over the past two years has decreased the demand for new telecommunications towers. Recent events such as the war on terrorism, corporate bankruptcies, and questionable accounting practices, have an overall effect on the economy, which effects our business. The telecommunications industry in particular has been experiencing a significant downturn over the past two years, which may continue into the foreseeable future. The downturn in the economy and the telecommunications industry means that customers have less demand for our services. In recent months, many businesses are choosing to forgo expansions and upgrades to their technologies, thus resulting in less need for broadband and wireless infrastructure. The economic slowdown has had a negative impact on our industry, and we anticipate that as long as the economic downturn continues, our business will be adversely affected.

         Financing Restrictions: Our current financing agreements with the Investors may restrict our flexibility and our ability to attract additional investors.

Our current financing agreements with the Investors contain restrictive covenants which limit our ability to implement certain corporate actions. For example, our current financing agreements with the Investors require us to offer sales of our securities first to the Investors, in advance of selling our securities to other parties. In addition, the terms of our agreements with the Investors restrict our ability to incur additional debt, and prohibit the sale of all or substantially all of our assets. Our agreements with the Investors include "anti-dilution" provisions, which protect the Investors against dilution of their investment in Central Wireless and make an investment in Central Wireless less attractive to other investors. These restrictions make us less flexible and could have a negative impact on us by limiting our ability to restructure or reorganize Central Wireless, to sell our assets, or to take advantage of other financing opportunities. For more information about these and other restrictions, please see "Secured Convertible Debentures," "Covenants and Other Restrictions," and "Warrants," beginning on page 35 of this Prospectus.

         Going Concern Opinion: We have a going concern emphasis paragraph in our independent auditor's opinion on our financial statements, which means that we may not be able to sustain operations.

We have a "going concern" paragraph in our independent auditor's opinion on our financial statements. A going concern paragraph indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. We currently need to obtain financing to fund operations, and if we are unsuccessful in obtaining financing, we will not be able to continue operations. Additionally, the inclusion of a going concern emphasis paragraph in our financial statements may impact our ability to attract customers and investors, and may hinder us in obtaining financing.

BUSINESS CONCERNS

         Rapid Technological Changes: Rapid technological changes affect our business, and we must adapt to these changes in order to be competitive.

Rapidly changing technology, evolving industry standards, increasing consumer demands and frequent new product and service introductions, are challenges we face in the telecommunications industry. It is difficult for us to adapt to telecommunications technologies that have not been fully developed, because we do not know what technologies our customers will prefer. Because we are in the early stage of development, the effect of rapid evolutions in the industry are magnified. For example, if our customers or our competitors adopt new standards in telecommunications transmission, we may need to adapt our business to fit the market. This could require us to modify existing towers or to develop or purchase other methods of broadcasting telecommunications signals, and we may not have the necessary funds. If we do not have the funds to keep up with new technologies and industry standards as they develop we will fall behind our competitors, which may lead to lower sales and decreased revenues. Even if we are able to keep up with evolving technologies and industry standards, it will be expensive, which may impact our ability to make a profit.

         New Technologies: New technologies could reduce the demand for our products and services, or could render our technology obsolete.

We depend upon current technologies including broadband, cellular and other wireless technologies, for our business. Other developing technologies, such as satellite transmission, could reduce the need for tower transmission of wireless signals. The industry is developing signal combining technologies that permit one antenna to send two different signals, thus reducing the need for new broadcast towers. Other new technologies are developing, such as "smart antennas" that increase the amount of frequencies that can be transmitted, thus reducing the need for additional towers.

Technology is in a rapid state of expansion, and new technologies could render our current business obsolete. In that event, we would have to adapt to new technologies to maintain our business, which could be expensive. If our technologies become obsolete, or we fail to recognize and adapt to new technologies, our business would suffer.

         Need for Marketing and Promotion: We need to successfully promote and market Central Wireless, which is expensive.

Developing and maintaining awareness and recognition of Central Wireless is critical to achieving success in the telecommunications industry. We believe it is important to develop recognition of our business now, because we expect competition to increase. The success of Central Wireless will depend, in part, on the effectiveness of our marketing efforts. However, marketing and promoting Central Wireless through public relations and advertising are expensive and despite the expense, may prove to be ineffective. Currently, because we lack funding, we do not have a significant amount of funds dedicated to promoting and marketing Central Wireless. We market ourselves by directly contacting wireless communications carriers, and by making new contacts at industry trade shows. If we fail to successfully market and promote Central Wireless or if we incur significant expenses promoting and marketing Central Wireless, it could have a material adverse effect on our results of operations.

         Lack of Diversity: Our business is not diversified by industry or region.

Our business is classified as belonging to the telecommunications industry. Downturns in this industry have a material adverse effect on our business, even if we are successful. Because we are not diversified into industries other than telecommunications, changes in the telecommunications industry have a significant impact on our results of operations, which is not balanced by other operations. As a result, we are more vulnerable to downturns in the telecommunications industry than competitors who are diversified.

Currently, we have operations in the greater Sarasota, Florida region, Oklahoma, and Minnesota. Regional concerns have a great impact on Central Wireless. For example, changes in state or local regulations which impact our ability to construct telecommunications towers, such as a moratorium on new construction in a regional area in which we operate, would have an immediate, significant negative impact on our business.

         Competition: We face substantial competition from numerous sources, many of which have access to better resources.

The telecommunications industry is highly competitive. We encounter intense competition in all aspects of our business, and we expect this competition to increase. Barriers to entry in our segment of the telecommunications market, i.e., construction of telecommunications towers, are not significant. As a result, competitors may be able to launch new businesses similar to ours, or expand their businesses to compete in our markets, at a relatively low cost.

We compete with businesses who have significantly greater resources than we do. Some of our competitors include American Tower Corporation, Pinnacle Holdings Inc., Crown Castle International, and SBA Communications Corporation. If we are unable to compete effectively, our financial condition could be adversely affected. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business.

         Inability to Control Demand: Demand for our products and services may decrease, which would have a material and adverse effect on our business.

We are unable to control the overall demand for telecommunications tower space. If the demand for tower space decreases, then our business could be adversely affected. For example, if the demand for wireless services in general decreases, then the demand for new towers may also decrease, resulting in a negative impact on our financial condition. In addition, some of our competitors lease tower space. We intend to construct towers that will be owned by us and lease antennae space in those towers to our customers; however, we do not have the resources to implement our business plan at this time. If our customers prefer to lease tower space instead of constructing their own towers, demand for construction of new towers could decline, and our business could be adversely impacted.

         Importance of Growth Management: We must effectively manage the growth of our operations, or our Company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process. If funding for operations is available, we intend to increase the scope of our operations, and to construct towers that will be owned by us and lease antennae space in those towers to our customers. Implementing our business plan will require significant additional funding and resources. If we grow our operations, we will need to hire additional employees and make significant capital investments by acquiring tower sites and constructing towers. If we grow our operations, it will place a significant strain on our management, and our resources. If we grow, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. Our management does not have a significant amount of experience in managing operational growth. Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

         Concentration of Control: Our directors currently control approximately 60% of Central Wireless.

Our current officers and directors beneficially own, in the aggregate, approximately 60% of the issued and outstanding shares of our common stock. Accordingly, our officers and directors are collectively able to control Central Wireless, elect all of our directors, and generally direct the affairs of Central Wireless. Currently, minority shareholders are unable to elect any of our directors, because our shareholders cannot accumulate the votes in the amount necessary to elect a director. The voting power of our majority shareholders may delay or prevent a change in control of Central Wireless.

         No Independent Directors: We have no independent directors on our board.

Currently, all of our directors are also executive officers of Central Wireless. Thus, we have no "independent" directors. Although we are currently not required to have any independent directors on our board, there is a substantial likelihood that we will be required in the next two years, by federal regulations or listing standards, to add one or more independent directors to our board. The search for independent directors could be time consuming and expensive, and there is no guarantee that we can find suitable independent directors willing to serve as members of our board. In addition, we will have to compensate any independent directors that join our board with a compensation package similar to that provided to other directors serving on the boards of companies similar to ours.

         Dependence Upon Officers and Directors: Investors must rely on our officers and directors for the success of Central Wireless.

We are dependent upon our three full time employees, Kenneth W. Brand, our Chief Executive Officer, Keith Roy Chrismon, our President, and Steven W. Troyan, our Vice President of Construction, to continue in the current performance of their current duties with Central Wireless. The stability and growth of Central Wireless would be significantly compromised if these persons were unable or unwilling to perform their responsibilities. At this time, we have not entered into employment agreements with any of our employees. Our officers are employed "at will" and could resign at any time. If any of our employees terminate their relationship with us, Central Wireless would have to immediately find a suitable replacement, which may not be possible.

         Government Regulations: We are subject to government regulations which may impact our business.

We are subject to federal, state and local and, to the extent applicable, foreign regulation of our business. Both the Federal Communications Commission (the "FCC") and the Federal Aviation Administration (the "FAA") regulate towers used for wireless communications and radio and television antennae, and the FCC separately regulates wireless communication devices operating on towers. Similar regulations exist in other countries, which will apply to us if we expand our business outside the United States. In addition to FCC and FAA regulations, states regulate the location of and structural requirements for our towers, and we must comply with these regulations. Local zoning authorities can delay or prevent new tower construction, limiting our ability to respond to customer demand. We are diligent in complying with all applicable regulations; however, if we inadvertently fail to comply with federal, state or local regulations, it could harm our ability to operate, or cause us to lose customers. If new regulations are passed, compliance could be expensive, causing a decrease in our overall profitability.

RISKS RELATING TO OUR CURRENT FINANCING AGREEMENTS:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of November 1, 2002, we had:

o        7,034,054 shares of common stock issued and outstanding
o an aggregate of 33,281,666 shares of common stock issuable upon conversion and exercise of the following securities:
o an aggregate of $995,000 principal 12% convertible debentures that may be converted into 33,166,666, based on current market prices;
o 2,500 warrants to purchase 2,500 shares of common stock at an exercise price of $.05; and
o 112,500 warrants to purchase 112,500 shares of our common stock at an exercise price of $0.20.

The assumed amount of securities issuable upon outstanding convertible debentures and warrants represents 74% of our total outstanding common shares on a fully-diluted basis and that due to the floating conversion rates, we do not know the exact number of shares we will issue upon conversion. The number of shares of common stock issuable upon conversion of the outstanding convertible notes will increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the note, and upon exercise of our warrants, may be sold without restriction. The sale of these shares may depress the market price of our common stock.

         The continuously adjustable conversion price feature of our convertible debentures could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.

The following is an example of the amount shares of our common stock that is issuable, upon conversion of our convertible debentures, based on market prices 25%, 50% and 75% below the market price, as of November 7, 2002 of $0.06.

                                                   With            Number of Shares       Percentage of
% Below Market          Price Per Share       Discount of 50%         Issuable          Outstanding Stock
--------------          ---------------       ---------------         --------          -----------------
         25%                   $.045                $.0225           44,222,222              86.28%
         50%                   $.030                $.0150           66,333,333              90.41%
         75%                   $.015                $.0075          132,666,666              94.96%


As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

         The issuance of shares upon conversion of the convertible debentures and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.


The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.90% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. In addition, the selling stockholders can waive this ownership restriction upon 61 days written notice to us. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.


         The continuously adjustable conversion price feature of our convertible debentures may encourage the investors to make short sales of our common stock, which could have a depressive effect on the price of our common stock.

The convertible debentures are convertible into shares of our common stock at a 50% discount to the trading price of the common stock either prior to the issuance of the debentures or prior to the conversion, whichever is lower. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by the selling stockholder or others. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price.

         The interest on our convertible debentures is also convertible into shares of our common stock.

The interest payable on the convertible debentures is also convertible into shares of our common stock. The convertible debentures bear simple interest accruing at an annual rate of 12%. Approximately $93,000 has accrued as of November 1, 2002. In this regard, the lower the price of our common stock, the more shares of common stock the holder of the convertible debenture will receive in payment of interest.

         If we are required for any reason to repay our outstanding convertible debentures, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the convertible debentures, if required, could result in legal action against us, which could require the sale of substantial assets.

In March and July 2002, we entered into agreements for the sale of an aggregate of $650,000 principal amount of convertible debentures. The convertible debentures are due and payable, with 12% interest, one year from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default as described in the convertible debentures could require the early repayment of the convertible debentures, including a default interest rate of 15% on the outstanding principal balance of the note if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

         Risks Associated with OTCBB Trading: There are risks associated with our stock trading on the OTCBB rather than a national exchange.

There are significant consequences associated with our stock trading on the OTCBB rather than a national exchange. We cannot assure that a regular trading market for our common stock can be sustained. OTCBB trading affords us limited market liquidity. Consequently, the trading market for our common stock may be adversely affected by the influx of shares offered pursuant to this Prospectus. Although it is impossible to predict market influences and prospective values for securities, an increase in the number of shares our common stock available for public sale may adversely affect our trading market. We anticipate that the market price for our common stock may be volatile and shift dramatically based on the results of our operations, among other factors. Stock markets also have experienced, and continue to experience, extreme price and volume fluctuations in the market price of small capitalization companies. These fluctuations may be unrelated to our operating performance. These market fluctuations, as well as general economic and political conditions, may adversely affect our common stock's market price. The effects of not being listed on a national exchange include limited release of the market prices of our securities, limited coverage of Central Wireless, and volatility of our stock prices due to low trading volume. The foregoing factors may limit our ability to issue additional securities or to secure additional financing.

         Listing Standards: We will have to comply with the listing standards of the BBX, which may be expensive.

The OTCBB has announced that it will be replaced by a new exchange, the Bulletin Board Exchange (the "BBX") in 2003. In such case, we will have to apply for, and receive, permission to trade our common stock on the BBX. We believe that the BBX will have qualitative listing standards which are more stringent than the current OTCBB standards. We intend to apply for listing on the BBX, and to comply with its new listing standards. The OTCBB has reported that some of those standards may include requiring us to form an audit committee, to add independent directors to the board, and to comply with proxy and information statement regulations which are currently not applicable to us, all of which will be expensive. Furthermore, if we fail to meet these qualitative standards, we will not be permitted to trade ours stock on the BBX.

         Penny Stock Risks: As a "penny stock," we face possible limitations on our trading activities.

The Commission has adopted regulations restricting the trading of certain low priced securities referred to as "penny stock". Under these regulations, penny stock is defined as any equity security with a market price less than $5.00 per share, subject to certain exemptions. We currently do not meet any of the exemptions and thus must comply with the penny stock regulations. These regulations provide that unless an exemption is available, a penny stock transaction must be preceded by the delivery of a disclosure schedule explaining the penny stock market and its risks. In addition, under these regulations, certain broker/dealers who recommend such securities to persons other than established customers and certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to a sale. Our common stock presently constitutes a penny stock; accordingly, trading activities for our common stock may be more difficult to execute than trading activities for securities not defined as penny stocks. This trading limitation may depress the market for our securities and hinder investors' ability to dispose of our securities.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock, par value $.001 per share, is traded on the OTCBB under the symbol "CWIR." The following table provides the high and low bid prices for our common stock as reported by the OTCBB. The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                      COMMON STOCK OF CENTRAL WIRELESS INC.
                         FIRST AND SECOND QUARTERS, 2002


Fiscal Year Ending December 31, 2002(1)             High              Low
                                                   ------            -----
First Quarter                                      $0.19             $0.08
Second Quarter                                     $0.60             $0.08
Third Quarter                                      $0.19             $0.06

                      COMMON STOCK OF CENTRAL WIRELESS INC.
                             FISCAL YEAR ENDED 2001


Fiscal Year Ending December 31, 2001(2)             High              Low
                                                   ------            -----
First Quarter                                      $0.13             $0.06
Second Quarter                                     $0.12             $0.045
Third Quarter                                      $1.00             $0.006
Fourth Quarter                                     $0.06             $0.005


                      COMMON STOCK OF CENTRAL WIRELESS INC.
                             FISCAL YEAR ENDED 2000


Fiscal Year Ending December 31, 2000 (2)            High              Low
                                                   ------            -----
First Quarter                                      $17.00            $0.50
Second Quarter                                     $ 4.50            $0.78
Third Quarter                                      $ 1.09            $0.38
Fourth Quarter                                     $ 0.55            $0.13


(1) The prices have been adjusted to reflect the twenty-to-one (20:1) reverse stock split effective July 26, 2002.

(2) The prices reported have not been adjusted to reflect the twenty-to-one reverse stock split effective July 26, 2002. Central Wireless was unable, without unreasonable effort or expense, to obtain prices for its common stock from a reputable charting service on a post-reverse stock spit basis for 2000 and 2001.

Since our inception, we have not paid any dividends on our common stock. We intend to retain any earnings for use in our business activities; therefore, we do not anticipate that we will pay dividends in the foreseeable future. At August 27, 2002, we had approximately 294 shareholders of record based on information provided by our transfer agent.

                                 USE OF PROCEEDS

This Prospectus has been distributed solely to permit (i) the Investors to offer for resale, the shares of common stock underlying the debentures and warrants purchased by them, and (ii) the other shareholders holding shares of common stock being registered for resale, to offer and sell those shares. The Investors and the other security holders registering shares of common stock to be offered for resale to the public under this Prospectus are described in the section of this Prospectus entitled "Selling Security Holders," beginning on page 16 of this Prospectus. Central Wireless is not offering shares for sale, and it will receive no proceeds from the resale of shares by the selling security holders.

                         DETERMINATION OF OFFERING PRICE

This offering is being affected solely to allow the persons named in the Section entitled "Selling Security Holders" beginning on page 16 of this Prospectus, to offer for resale the shares of common stock being registered. The selling security holders may offer for resale, some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the bid price for our common stock as quoted on the OTCBB on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this Prospectus may be sold.

                            SELLING SECURITY HOLDERS

The following table includes information concerning the sale of shares of common stock by the selling security holders. The table includes the estimated number of shares that may be offered for resale by the Investors upon conversion of the debentures and exercise of the warrants sold under the Letter Agreement and the 2002 Securities Purchase Agreement, and the shares offered for resale by the remaining selling security holders. The table is based upon the following assumptions:

- all debentures that may be issued to the Investors under the 2002 Securities Purchase Agreement are issued,

- with respect to the debentures, all principal is converted into common stock, but interest and fees are not converted into common stock,

-        all shares are offered for resale and sold; and

-        the conversion price of all outstanding debentures is $.03.

However, the actual number of shares of common stock that may be issued to the Investors upon conversion of the debentures cannot be determined in advance.

The following table specifically lists (i) the name of each selling security holder, (ii) the number of shares of common stock beneficially owned by each selling security holder, (iii) the number of shares of common stock that may be sold in this offering by each selling security holder, and (iv) the number of shares of common stock each selling security holder will own after the offering, assuming the selling security holders sell all of the shares offered. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each selling security holder's percentage ownership of outstanding shares of common stock.



   Name of Beneficial Owner of Shares          Number of Shares      Number of Shares    Number of Shares     Percentage of Shares
                Offered                   Beneficially Owned before Offered for Sale   Beneficially Owned  Beneficially Owned after
                                                the Offering                         after the Offering       the Offering
----------------------------------------- ------------------------- ------------------ -------------------  ------------------------
AJW Partners, LLC (1)                              4,877,333 (2)        4,877,333 (3)       362,428 (4)              4.90% (4)
New Millennium Offshore, Ltd. (1)                  9,754,667 (2)        9,754,667 (3)       362,428 (4)              4.90% (4)
Pegasus Capital Partners, LLC (1)                  9,381,333 (2)        9,381,333 (3)       362,428 (4)              4.90% (4)
New Millennium Capital Partners II, LLC (1)          373,333 (2)          373,333 (3)       362,428 (4)              4.90% (4)
Amen Corner, L.P.                                     52,330               52,330              -0-                    -0-
Charles E. Cunningham                                 62,108               62,108              -0-                    -0-
Edward F. Slavin                                      62,882               62,882              -0-                    -0-
G. Patrick Kelvin                                     93,132               93,132              -0-                    -0-
Christopher D. Curtis(5)                             551,496              496,834            54,662                     *
Charles C. Cunningham                                266,834              266,834              -0-                    -0-
R. Lee Matzig                                        185,000              185,000              -0-                    -0-
Richard T. Distler                                    28,000               28,000              -0-                    -0-
Hallett & Perrin, P.C.                                55,000               55,000              -0-                    -0-
Vince Bove                                             1,166                1,166              -0-                    -0-
C2, Inc.                                               2,332                2,332              -0-                    -0-
Chris Dishman                                          5,829                5,829              -0-                    -0-
Eric Foster                                            1,166                1,166              -0-                    -0-
William and Sue Morris                                   150                  150              -0-                    -0-
Nicole A. Ray                                            300                  300              -0-                    -0-
Mark A. Roos                                           1,166                1,166              -0-                    -0-
Brian Sapp                                               150                  150              -0-                    -0-
Quandry LLC(6)                                       187,500              187,440              60                       *
Amber Run LLC(7)                                     187,500              187,500              -0-                    -0-

* Less than one percent.


The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The selling stockholders are under common control. In accordance with rule 13d-3 under the securities exchange act of 1934, Corey S. Ribotsky may be deemed a control person of the shares owned by such entities.

(2) This number represents the shares issuable under the convertible debentures and warrants at December 3, 2002.

(3) Does not include 200% of the shares issuable upon conversion of the convertible debentures and warrants that we are required to register. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. The following chart represents the maximum amount of common stock the selling stockholder may sell under this prospectus:

AJW Partners, LLC:                          Up to 9,754,667 (includes 48,000
                                             shares underlying warrants
                                             exercisable at $.20 per share)
New Millennium Offshore, Ltd.:              Up to 19,509,333 (includes 96,000
                                             shares underlying warrants
                                             exercisable at $.20 per share)
Pegasus Capital Partners, LLC:              Up to 18,762,667 (includes 96,000
                                             shares underlying warrants
                                             exercisable at $.20 per share)
New Millennium Capital Partners II, LLC:    Up to 746,667.

(4) Includes shares that may be issued pursuant to the May 8, 2001 securities purchase agreement with the selling stockholders. However, the selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.90% of the then issued and outstanding shares of common stock. This ownership limitation may be waived by the selling stockholder upon 61 days written notice to us.

 (5) Includes (i) 496,834 shares of common stock owned by Christopher D. Curtis,
(ii) 52,330 shares of common stock owned by Amen Corner, L.P., and (iii) 2,332 shares of common stock owned by C2, Inc. Mr. Curtis may be deemed to be a beneficial owner of the 52,330 shares of common stock owned by Amen Corner, L.P. because, as a majority shareholder of the general partner of Amen Corner, L.P., Mr. Curtis has the power to direct the voting and disposition of such shares. Mr. Curtis, however, specifically disclaims beneficial ownership of all shares held by Amen Corner, L.P. Mr. Curtis may be deemed to be a beneficial owner of the 2,332 shares of common stock owned by C2, Inc. because, as a majority shareholder of C2, Inc., Mr. Curtis has the power to direct the voting and disposition of such shares. Mr. Curtis, however, specifically disclaims beneficial ownership of all shares held by C2, Inc.

(6) Quandry, L.L.C. is a Florida limited liability company. Holly M. Hawk may be deemed to be a beneficial owner of the shares of common stock owned by Quandry, L.L.C. because as the manager of Quandry, L.L.C., she has the power to direct the voting and disposition of such shares. Ms. Hawk, however, specifically disclaims beneficial ownership of all shares held by Quandry, L.L.C.

(7) Amber Run, L.L.C. is a Florida limited liability company. Troy H. Myers, Jr. may be deemed to be a beneficial owner of the shares of common stock owned by Amber Run, L.L.C. because as the manager of Amber Run, L.L.C., he has the power to direct the voting and disposition of such shares. Mr. Myers, however, specifically disclaims beneficial ownership of all shares held by Amber Run, L.L.C.

With respect to the shares being registered on behalf of the Investors, the number of shares set forth in the table represents an estimate of the number of shares that may be offered by the Investors. The actual number of shares that may be issued to the Investors cannot be determined in advance. Some of the factors effecting the number of shares which may ultimately be issued to the Investors and offered for resale include the extent to which the Investors will convert the debentures and exercise the warrants, and the future market price of our common stock. Additional shares of common stock may be issued to the Investors due to our default on the debentures, or if we breach our covenants in our agreements with the Investors. Because we are currently in default on approximately $600,000 in debentures, it is likely that we will have to issue additional shares to the Investors. In accordance with Rule 416 of the Securities Act of 1933, the actual number of shares offered by the Investors hereunder includes such additional number of shares as may be issued upon conversion of the debentures and exercise of the warrants by reason of any stock split, stock dividend, antidilution protections or similar transactions involving our common stock.

If the debentures and warrants had actually been converted on November 1, 2002, the following prices would have applied:

Debentures - Letter Agreement $.03 conversion price per share Debentures - 2002 Securities Purchase Agreement $.03 conversion price per share Warrants - Letter Agreement $.05 exercise price per share Warrants - 2002 Securities Purchase Agreement $.20 exercise price per share


The debentures are convertible, and the warrants are exercisable, by an Investor only to the extent that the number of shares then issued, together with the number of shares owned by such Investor and its affiliates (but not including the unconverted portion of the debentures or the unexercised portion of the warrants) would not exceed 4.9% of the then outstanding shares of common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, unless an Investor waives the provision limiting its aggregate ownership of the outstanding shares of common stock to 4.9%, the number of shares set forth in the table above exceeds the number of shares that such Investor would own beneficially at any given time through its ownership of the debentures and the warrants. This ownership restriction can only be waived by the investor upon 61 days written notice to us.

                              PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or on any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. These sales may be made pursuant to fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

- Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- Block trades in which the broker-dealer will attempt to sell the shares as an agent, but may position and sell a portion of the block as principal to facilitate the transaction;

- Purchases by a broker-dealer as a principal and resale by the broker-dealer for its own account;

- An exchange distribution following the rules of the applicable exchange;

-        Privately negotiated transactions;

-        The issuance of options covering the shares;

- Short sales or sales of shares not previously owned by the selling security holder;

- Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and

-        A combination of any such methods of sale, or any other lawful method.

The selling security holders may also engage in:

- Short selling against the box, which is making a short sale when the seller already owns the shares;

- Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date;

- Selling under Rule 144 or Regulation S under the Securities Act of 1933, if available, rather than under this Prospectus;

- Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the selling security holder; and

- Pledging shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

The sale price to the public may be any of the following:

-        The market price prevailing at the time of sale;

-        A price related to such prevailing market price;

-        Negotiated prices; or

- Such other price as the selling security holders may determine from time to time.

The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or to make any sale of shares if they deem the purchase price to be unsatisfactory at any given time.

The selling security holders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling security holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then current market price. The selling security holders cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the selling security holders.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act of 1933 for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commission received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act of 1933.

The selling security holders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. No selling security holder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling security holders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the 1934 Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, the provisions of Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commission or other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the Investors or their transferees or assignees and their respective officers, directors, employees and agents, and each person who controls any Investor, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act of 1933. Each Investor has agreed to indemnify Central Wireless and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act of 1933.

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table includes the name, age, and position of each officer and director of Central Wireless, the date each became a director, and the term of office for each director.

                                       DIRECTORS AND EXECUTIVE OFFICERS
                                                      OF
                                             CENTRAL WIRELESS INC.

       Name                 Age                 Position                 Director Since:                   Term
     --------              -----              -------------              ---------------                  -------
Kenneth W. Brand            59          Chief Executive Officer/         June 28, 2002         August 16, 2002 to next annual
                                                Director                                            shareholders' meeting

 Michael S. Delin           38         Chief Financial Officer /         June 28, 2002         August 16, 2002 to next annual
                                          Treasurer / Director                                      shareholders' meeting

 Sharon R. Hetman           43            Secretary / Director           June 28, 2002         August 16, 2002 to next annual
                                                                                                    shareholders' meeting

 Steven W. Troyan           41      Vice President of Construction/      June 28, 2002         August 16, 2002 to next annual
                                                Director                                            shareholders' meeting


BIOGRAPHICAL INFORMATION

Set forth below is certain biographical information for each of our officers and directors:

Kenneth W. Brand. Mr. Brand currently serves as a director and as the Chief Executive Officer of Central Wireless. Mr. Brand joined KRC Communications, Inc. in 2001 and served as its Chief Operating Officer until joining Central Wireless in June 2002. From 1998 until 2000, Mr. Brand was employed by American Tower Corporation as a Site Acquisition Manager. Mr. Brand's professional career began in 1974 as a Manager and Real Estate Broker in Sarasota County, Florida, where he listed and sold extensive property until 1998. Mr. Brand was appointed as a director and Chief Executive Officer on June 28, 2002, in connection with the acquisition of assets from KRC.



Michael S. Delin. Mr. Delin currently serves as a director, as Chief Financial Officer and as Treasurer of Central Wireless. Mr. Delin began his accounting career as an Assistant Accountant for Gulf and Bay Club Condominium Association, Inc. ("Gulf Club") in 1989. In March 2002, Mr. Delin was appointed as the lead Accountant of Gulf Club. Mr. Delin is also the sole proprietor and operator of an accounting and tax preparation service. Mr. Delin was appointed as a director, Chief Financial Officer and as Treasurer of Central Wireless on June 28, 2002, in connection with the acquisition of assets from KRC. Mr. Delin is a graduate of the University of South Florida with a Bachelor of Arts degree in Accounting.

Sharon R. Hetman. Mrs. Hetman currently serves as a director and as Secretary of Central Wireless. For the past five years, Mrs. Hetman has been engaged as the manager and controller of a landscaping company in the Sarasota, Florida area. Mrs. Hetman was previously engaged as a bank loan officer and as a financial manager. Mrs. Hetman was appointed as a member of the board of directors and as Secretary on June 28, 2002, in connection with the acquisition of assets from KRC.

Steven W. Troyan. Mr. Troyan currently serves as a director and as Vice-President of Construction of Central Wireless. His professional career began in 1986 with Loral Data Systems, Inc. where he served as an engineer and a technician until 1994. He then worked for four years with Southeastern Communications Service as a Project Manager where he designed, coordinated, installed and tested wireless communications sites. He then performed similar work over the next four years with American Tower Corporation as a Senior Construction Manager before joining KRC Communications Inc. in 2001. Mr. Troyan was appointed as a director and as Vice-President of Construction on June 28, 2002, in connection with the acquisition of assets from KRC. Mr. Troyan is an Honors Graduate of Tampa Technical Institute of Technology and has an Associates of Science degree in computer engineering.

None of the officers or directors of Central Wireless is a director of any other reporting company. Each director serves until the next annual meeting of the shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

SECURITY OWNERSHIP OF BENEFICIAL OWNERS

As of the close of business on November 1, 2002, Central Wireless had 7,034,054 shares of common stock issued and outstanding, based upon information from our transfer agent. The following table sets forth as of that date, the name and the number of shares of our common stock, held of record or beneficially by each person who held of record, or was known by us to own beneficially, more than 5% of the 7,034,054 issued and outstanding shares of our common stock.


                             Security Ownership Of Certain Beneficial Owners
                                          as of November 1, 2002


                               Name                                     Amount and Nature of
Title of Class             and Address                                 Beneficial Ownership(7)            Percentage of Class
--------------           ---------------                        ------------------------------------      -------------------
    Common          Christopher D. Curtis(1)
                    225 Sports Parkway, Suite A                      551,496               Direct                  8.9%
                    Keller, Texas 76228

    Common          Kenneth W. Brand
                    4333 South Tamiami Trail, Suite E              1,125,000               Direct                  18%
                    Sarasota, Florida 34231

    Common          Keith Roy Chrismon
                    4333 South Tamiami Trail, Suite E              1,125,000               Direct                  18%
                    Sarasota, Florida 34231

    Common          Steven W. Troyan
                    4333 South Tamiami Trail, Suite E              1,125,000               Direct                  18%
                    Sarasota, Florida 34231

(1) Includes (i) 496,834 shares of common stock owned by Christopher D. Curtis,
(ii) 52,330 shares of common stock owned by Amen Corner, L.P., and
(iii) 2,332 shares of common stock owned by C2, Inc. Mr. Curtis may be deemed to be a beneficial owner of the 52,330 shares of common stock owned by Amen Corner, L.P. because as a majority shareholder of the general partner of Amen Corner, L.P., Mr. Curtis has the power to direct the voting and disposition of such shares. Mr. Curtis, however, specifically disclaims beneficial ownership of all shares held by Amen Corner, L.P. Mr. Curtis may be deemed to be a beneficial owner of the 2,332 shares of common stock owned by C2, Inc. because as a majority shareholder of C2, Inc., Mr. Curtis has the power to direct the voting and disposition of such shares. Mr. Curtis, however, specifically disclaims beneficial ownership of all shares held by C2, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of November 1, 2002, the name and the number of shares of our common stock, held of record or beneficially by each of our officers and directors, and of all our officers and directors as a group.

                                       Security Ownership Of Management
                                                      of
                                             CENTRAL WIRELESS INC.

                            Name                                                   Amount and nature of            Percentage of
Title of Class           and Address                      Position                 Beneficial Ownership(2)             Class
--------------          -------------                    ----------            -----------------------------      -------------
 Common          Kenneth W. Brand                      Chief Executive
                 4333 South Tamiami Trail, Suite E    Officer/Director          1,125,000         Direct                18%
                 Sarasota, Florida 34231

 Common          Keith Roy Chrismon                    Chairman of the
                 4333 South Tamiami Trail, Suite E     Board/President          1,125,000         Direct                18%
                 Sarasota, Florida 34231                   /Director

 Common          Michael S. Delin                      Chief Financial
                 4333 South Tamiami Trail, Suite E        Officer/                150,000         Direct                 2%
                 Sarasota, Florida 34231              Treasurer/director

 Common          Sharon R. Hetman                        Secretary/
                 4333 South Tamiami Trail, Suite E        Director                250,000         Direct                 4%
                 Sarasota, Florida 34231

 Common          Steven W. Troyan                     Vice President of
                 4333 South Tamiami Trail, Suite E      Construction/           1,125,000         Direct                18%
                 Sarasota, Florida 34231                  Director

All officers and
directors as a group(1)                                                         3,775,000                               60%


(1) The group consists of five persons, Kenneth W. Brand, Keith Roy Chrismon, Michael S. Delin, Sharon R. Hetman and Steven W. Troyan.

(2) The number of shares reported in the table have been adjusted to take into account a twenty-to-one (20:1) reverse stock split effective July 26, 2002.

CHANGES IN CONTROL

Currently, our officers and directors as a group own 60% of the issued and outstanding shares of our common stock, and thus are able to effectively control Central Wireless. However, it is possible that through the conversion of the debentures and the exercise of the warrants, the percentage of issued and outstanding shares of common stock owned by our officers and directors may drop below 50%. In such case, our officers and directors may lose their ability to control Central Wireless.

As of the date of this Prospectus, we have reserved a significant number of shares of common stock for issuance to the Investors, which, if issued, could result in a change in control of Central Wireless. Additional shares may be needed for issuance to the Investors, depending in part upon the market price of our common stock. The ability of our officers and directors to continue controlling Central Wireless will depend upon whether, and the extent to which, the debentures are converted and the warrants are exercised, and the trading price of our common stock. Because we do not know the extent to which, if any, the debentures will be converted and the warrants will be exercised, and because the conversion price of the debentures fluctuates with the price of our common stock, we are unable to accurately forecast how many shares of common stock will ultimately be issued to the Investors. We are therefore unable to accurately predict whether or not a change in control will occur.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

Central Wireless has authorized 260,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of "blank check" preferred stock, par value $.01 per share.

COMMON STOCK

The holders of our common stock:

- have equal ratable rights to dividends from funds legally available, when, as and if declared by our board of directors;

- are entitled to share ratably in all assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

- do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights;

- are entitled to one vote per share on all matters on which shareholders may vote; and

- do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and in such event the holders of the remaining shares will not be able to elect any directors.

PREFERRED STOCK

At our 2002 Annual Shareholders Meeting, persons holding a majority of the shares of our issued and outstanding common stock voted to approve an amendment to our Articles of Incorporation to authorize 10,000,000 shares of "blank check" preferred stock. The "blank check" preferred stock has such voting rights, designations, preferences, limitations and relative rights as the board of directors may determine from time to time. Although we have not issued any shares of preferred stock and, the issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make the acquisition of a substantial block of our common stock more difficult, or limit the price investors might be willing to pay in the future for shares of our common stock.

We believe the "blank check" preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs that might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special shareholders' meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by shareholders, unless action by shareholders is required by applicable law or the rules of any stock exchange on which our securities may be listed.

SECURED CONVERTIBLE DEBENTURES

We have outstanding approximately $995,000 in principal amount of secured convertible debentures held by the Investors. For more information about these secured convertible debentures and the restrictions they impose on Central Wireless, please see "Secured Convertible Debentures" and "Covenants and Other Restrictions," beginning on page 35 of this Prospectus.

WARRANTS

We have issued to the Investors, warrants to purchase an aggregate of 112,500 shares of our common stock. For more information about these warrants, please see "Covenants and Other Restrictions" and "Warrants," beginning on page 36 of this Prospectus.

We also have outstanding warrants to purchase an aggregate of 33,750 shares of our common stock at an exercise price of $2.50 per share, issued to various shareholders in connection with previous private transactions. These warrants were issued in 2000 and 2001, and expire ten years from the date of issuance.

STOCK OPTION PLAN

In July 2001, shareholders holding a majority of the issued and outstanding shares of our common stock approved our stock option plan. The purpose of the plan is to enable us to attract, retain and motivate key employees and consultants who are important to the success and growth of our business, and to create a long-term mutuality of interest between our shareholders and those key employees and consultants by granting them options to purchase our common stock. Options granted under the plan may be either incentive stock options, or non-statutory options. We pay the applicable taxes for employees who receive incentive stock options under the plan. The plan is to be administered either directly by the board, or by a committee appointed by the board.

The option price is to be fixed at the time the option is granted. If the option is intended to be an incentive stock option, the purchase price is to be not less than 100% of the fair market value of the common stock at the time the option is granted, or, if the person to whom the option is granted is the owner of 10% or more of our common stock, 110% of such fair market value. The board or committee is to specify when and on what terms the options granted become exercisable. However, no option may be exercisable after the expiration of 10 years from the date of grant, or 5 years from the date of grant in the case of incentive stock options granted to owners of 10% or more of our common stock. In the case of incentive stock options, the aggregate fair market value of the shares with respect to which the options are exercisable for the first time during any calendar year may not exceed $100,000 unless this limitation has ceased to be in effect under Section 422 of the Internal Revenue Code.

If there is a change of control of Central Wireless, all outstanding options become immediately exercisable in full. If the employee's employment is terminated for reasons other than death or retirement, the options remain exercisable for a period of 30 days after such termination. 10,000,000 shares of common stock initially authorized for issuance under the plan, were adjusted to 500,000 shares to take into account the twenty-to-one (20:1) reverse stock split effective July 26, 2002. The option price and number of shares covered by an option will be adjusted proportionately in the event of a stock split, stock dividend, or similar transaction, and the Committee is authorized to make other adjustments to take into consideration any other event which it determines to be appropriate to avoid distortion of the operation of the plan.

In the event of a merger or consolidation, option holders will be entitled to acquire the number and class of shares of the surviving corporation which they would have been entitled to receive after the merger or consolidation if they had been the holders of the number of shares covered by the options. The plan terminates 10 years from its effective date unless terminated earlier by the board of directors or the shareholders. Proceeds of the sale of shares subject to options under the plan are to be added to our general funds and used for general corporate purposes.

Currently, options to purchase 18,438 shares of common stock are outstanding under our stock option plan. Options previously granted to employees whose employment has terminated have been returned to the pool for re-issuance to other employees, in accordance with the plan.

The following table provides information with respect to the outstanding options and options available for issuance under our stock option plan (2001):


                                             CENTRAL WIRELESS INC
                                     EQUITY COMPENSATION PLAN INFORMATION

                                           No. of securities to be
                                           issued upon exercise of   Weighted average exercise      No. of Securities remaining
Plan Category               Name of Plan   outstanding options       price of outstanding options   available for future issuance
-------------               ------------   -----------------------   ----------------------------   -----------------------------
Equity Compensation Plans   2001 Stock
approved by the Security    Option Plan              18,438                  $0.17/share                        481,582
Holders

Equity Compensation Plans
approved by the Security
Holders                     N/A                         N/A                       N/A                             N/A

                                            ----------------------                                   -----------------------------
TOTAL:                                                18,438                                                    481,582


For more information about stock options held by executive officers of Central Wireless, please see "Executive Compensation," beginning on page 40 of this Prospectus, and "Options Granted for Fiscal 2001" beginning on page 42 of this Prospectus.

DIVIDENDS

As of the date of this Prospectus, we have not paid any dividends in cash or other securities to our shareholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

                             DESCRIPTION OF BUSINESS
THE COMPANY

Central Wireless Inc. is a wireless communications infrastructure company. Our primary business is the development and construction of towers for the transmission of broadband, cellular and other wireless communications signals. We also provide related services, including site acquisition, zoning and engineering services, and antennae and line installation. We provide various consulting services to our customers, which include lease negotiation, assistance in regulatory matters, and tower design. We function as the general contractor, and hire construction subcontractors on an as-needed basis to build towers to our customer's specifications.

Our customers consist primarily of broadband and other wireless telecommunications carriers, and individuals or businesses desiring to lease or own telecommunications towers. If we are successful in developing our business, we intend to lease antenna space on towers and rooftop sites that we acquire or lease. Our address and phone number are as follows:

                             Central Wireless Inc.
                        4333 South Tamiami Trail, Suite E
                             Sarasota, Florida 34231
                                 (941) 927-7571

We consider Central Wireless to be in the early development stage. In 2000 and 2001, our company (then e resources inc) provided video production and streaming services and sold healthcare products over the internet. Ultimately, our businesses proved to be unsuccessful and in January 2002, we ceased operations. We resumed operations in July 2002, after changing our business strategy and entering the telecommunications industry by acquiring assets consisting primarily of nine contracts to build telecommunications towers capable of transmitting broadband, cellular and other wireless signals from KRC. In July 2002, we began construction on three towers. Currently, we have operations in the greater Sarasota, Florida region, Oklahoma, and Minnesota. However, if we are successful and can obtain funding, we intend to expand our business to other states.

TELECOMMUNICATIONS TOWERS

We design, engineer and construct the most popular styles of towers for transmission of broadband, cellular and other wireless telecommunications, including the monopole, the guy tower, stealth tower designs, and self-support towers. Our towers broadcast telecommunications signals for PCS, cellular, wireless data, paging and broadcast technologies. Most of our towers are built-to-suit for our customers, to meet their individual needs.

ANTENNAE INSTALLATION

In locations where a tower is inappropriate or not desired by the customer, we assist the customer in placing antennas on existing structures or rooftops. We also provide stealth tower designs, which are aesthetically pleasing and blend into the existing structure.

OUR FEES

We generally bill our customers in installments, at each stage of construction. Depending on the work being performed, we may bill our customers at a fixed price, or on a time and materials basis. The cost of our services depends upon the extent of site acquisition, design and engineering services, the type of tower being constructed, the cost of materials, the height and location of the tower, and special factors.

ENGINEERING, CONSULTING AND DESIGN SERVICES

We provide engineering, consulting and design services for the towers we construct. Each tower is designed and engineered based upon the intended use of the tower by the customer, the location of the tower, signal capabilities, and the terrain. We consider the effects that wind, ice and other elements might have on our towers, area demographics, and localized objects that may interfere with reception. We take pride in tailoring each of our towers for our customers' specific needs. We also design "stealth" towers, creating innovate structures that blend into the surroundings. For example, a cleverly designed antenna can look like a tree, a work of art, or a part of the building on which it is located.

SITE ACQUISITION AND ZONING SERVICES

We believe tower location is essential to providing clear signal transmission. We assist our customers in locating suitable real properties for tower development projects, and in negotiating the lease or purchase of those locations. We have extensive experience in identifying appropriate sites for telecommunications towers, and we frequently assist our clients with site acquisition. We also assist our customers in obtaining FAA, state and local regulatory approval, and work closely with the local zoning authorities to obtain any required permits.

RESEARCH AND DEVELOPMENT

Due to the nature of its business, Central Wireless does not expend a material amount of funds on research and development.

MARKETING AND PROMOTION

Because Central Wireless is in the early development stage, at this time, we do not spend a material amount on marketing and promotion. We market Central Wireless within the telecommunications industry through our management's network of industry relationships, and promote Central Wireless at industry trade shows. If we are successful in expanding our business, we intend to increase our marketing and promotion activities.

REGULATORY MATTERS

Both the Federal Aviation Administration (the "FAA") and the Federal Communications Commission (the "FCC") regulate telecommunications towers used for broadband and other wireless communications. The FAA regulations govern many aspects of tower construction which are relevant to our company. The location and height of our towers may be limited by FAA regulations, and with the construction of each new tower, modification of an existing tower, or antenna placement, we must obtain FAA approval. These regulations are intended to insure that the towers and antennas will not interfere with nearby airports and airplane traffic.

The FCC separately regulates and licenses wireless communications devices operating on telecommunications towers based upon the particular frequency used. These regulations affect the owners of the equipment placed on the towers, so unless we own or operate towers, we are not subject to FCC regulations. However, our customers are subject to FCC regulations. Currently, we are only occasionally involved in FCC regulatory matters. However, we expect that our involvement with FCC regulation with increase, particularly if we begin to own and operate telecommunications towers.

We also must comply with state and local regulations, including zoning ordinances and various laws designed to protect historical sites. Ordinances and regulations vary state by state and by location, and we research the state and local requirements for each tower we construct. We assist our clients in obtaining the requisite approval and guide them through the zoning process. If we decide to enter markets outside the United States, we will be subject to regulations in foreign jurisdictions.

ENVIRONMENTAL MATTERS

Our construction process is subject to regulations promulgated under the National Environmental Policy Act of 1969. We also must comply with various federal, state and local environmental regulations, including regulations relating to the use, storage, disposal, emission and remediation of, and exposure to, hazardous and non-hazardous substances, materials, and waste. We routinely perform environmental assessments as a part of the construction process.

We believe that the nature of our business exposes us to environmental liability under various federal, state and local regulations. This liability may exist even if we did not cause the contamination, or if we no longer own or operate the contaminated property. The costs which we may be held liable for include, but are not limited to, the expense of investigation of potential environmental contamination, and removal or remediation of soil and groundwater contaminated by hazardous substances or wastes.

COMPETITION

We compete with both small and large companies on a national basis. Our competitors include companies offering built-to-suit towers, and companies offering lease space in towers already constructed. Some of our largest competitors include American Tower Corporation, Pinnacle Holdings, Inc., SBA Communications, Inc., and Crown International. These competitors in particular, and most of our other competitors, have significantly greater resources than we do. We believe that we offer competitive prices and specialized service that sets us apart from our competitors. We believe that the telecommunications market is an emerging market and we expect our competition to increase.

SUPPLIERS

We purchase prefabricated tower and antennae components from a variety of suppliers on an as-needed basis for each tower we construct. In the past, we have not experienced any difficulties in obtaining tower components, which have generally been readily available when needed at competitive prices.

OUR BOARD OF DIRECTORS AND OFFICERS

Our board of directors consists of five members, each of whom are also executive officers of Central Wireless:

-        Kenneth W. Brand, our Chief Executive Officer
-        Steven W. Troyan, our Vice President of Construction
-        Sharon R. Hetman, our Secretary
-        Michael S. Delin, our Chief Financial Officer and Treasurer

Our President and our Chief Executive Officer have over 14 years combined experience in wireless communications infrastructure construction and installation. For more information, please see "Directors and Executive Officers," beginning on page 21 of this Prospectus.

EMPLOYEES

As of August 20, 2002, we employed three full-time employees, Kenneth W. Brand, Keith Roy Chrismon, and Steven W. Troyan, and two part-time employees, Sharon R. Hetman and Michael S. Delin, all of whom are officers and directors of Central Wireless. For compensation information, please see the section entitled "Executive Compensation," beginning on page 40 of this Prospectus. Central Wireless does not intend to hire any new employees in fiscal 2002. We considers our relations with our employees to be good.

BUSINESS DEVELOPMENT AND HISTORY

Central Wireless Inc. (formerly e resources inc, Dryden Industries, Inc., Dry Dairy International, Inc., and Wonder Capital, Inc.), was incorporated under the laws of the state of Utah on March 6, 1987. Our company was originally formed as an acquisition vehicle for ongoing privately held business entities, which would be aggregated in order to maximize the value of their equity.

Our company engaged in a public offering of its securities and on February 11, 1988, we closed our initial public offering having sold 1,990,000 units at the offering price of $0.10 per unit. We subsequently attempted to conduct various businesses, but was unsuccessful in our efforts.

In 1998, we discontinued operations in our operating subsidiaries as a result of recurring losses and sold the corporations that comprised our previous operating subsidiaries. We then changed our status to a development stage company in December 1999.

VISTA AND CAREMART ACQUISITIONS

In January 2000, we completed a contribution agreement whereby we issued shares of our common stock before a 1-for-20 reverse split in exchange for all partnership interests in Vista Photographic and Video Group, Ltd. ("Vista"). The shares issued by us represented approximately 25% of the total shares of our issued and outstanding shares immediately following the acquisition, which was completed in February 2000.

On April 28, 2000, we acquired all the outstanding capital stock of CareMart, Inc. ("CareMart"), a Delaware company. The acquisition was accomplished pursuant to a reverse triangular merger, whereby CareMart was merged with a wholly-owned subsidiary of our company in accordance with a merger agreement entered into between the parties on March 17, 2000. Immediately prior to the merger, CareMart acquired all the outstanding capital stock of Cunningham & Cunningham Health Concerns, a Texas corporation ("CC&H"). CC&H operated the business of CareMart prior to the merger.

In 2000 and 2001, we operated Vista and CareMart and attempted several original business concepts, including creation of a "business incubator" for e-commerce based businesses, and "I'm On Air," a communication and marketing system based on a proprietary digital media platform. Ultimately, all of our businesses proved unsuccessful and in January 2002, we ceased operating Vista and CareMart and decided to forgo development of our other business concepts. We sold substantially all remaining assets related to our former business operations and dissolved all of our subsidiaries in 2002, as none had existing operations. We did not commence operations again until after the acquisition of assets from KRC on June 28, 2002. For more information, please see "KRC Acquisition" beginning on page 32 of this Prospectus.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The purpose of the following discussion and analysis is to explain our current financial condition and to comment on the major factors affecting our results of operations and variance of results between periods. We encourage you to read the following discussion together with the financial statements and notes to the financial statements beginning on page F-1 of this Prospectus.

FISCAL 2001

Management believes that our consolidated net loss of $1,742,599 for the year ended December 31, 2001 was primarily due to our inability to raise the necessary capital to implement our business plan. Throughout fiscal year 2001, we attempted to reposition our operating subsidiaries and develop a communications and marketing system; however, without significant resources and working capital, our efforts failed. In January 2002, operations in all of our operating subsidiaries ceased.

KRC ACQUISITION

In the second quarter of 2002, we entered the telecommunications industry through acquisition of assets from KRC. The assets acquired from KRC consisted primarily of nine communications site agreements, pursuant to which we agreed to construct eight cellular communications towers for the contracting parties (customers) and one tower that is to be constructed and owned by Central Wireless. Currently, preliminary zoning and engineering work has been completed for three of the towers.

The acquisition was accomplished pursuant to an Asset Purchase Agreement entered into between our company, KRC and a shareholder of KRC on June 28, 2002. In consideration for the assets, we issued 4,150,000 shares of our common stock to seven shareholders designated by KRC in the Asset Purchase Agreement. Immediately after the acquisition, the shares of common stock issued by us represented approximately 66% of the issued and outstanding shares of our common stock, resulting in a change in control.

As a result of the acquisition, we underwent a complete change in management. Effective immediately after the acquisition, Christopher D. Curtis, Charles C. Cunningham, and R. Lee Matzig resigned their board and officer positions. Prior to tendering their resignations, the board members took appropriate action to increase the number of the directors to five persons, and to appoint the following persons as directors and officers:

Name                                 Positions Held
----                                 --------------
Keith Roy Chrismon         Director, Chairman of the Board and President
Kenneth W. Brand           Director and Chief Executive Officer
Steven W. Troyan           Director and Vice President of Construction
Sharon R. Hetman           Director and Secretary
Michael S. Delin           Director, Chief Financial Officer and Treasurer


In connection with the acquisition, we terminated our employment agreements with Mr. Curtis and Mr. Cunningham. These former officers did not receive termination pay or benefits in connection with their termination of employment.

PLAN OF OPERATIONS FOR FOURTH QUARTER, 2002

We began construction on three telecommunications towers in July 2002, and we intend to begin construction of additional towers if funding is available. We anticipate that we will receive an additional $200,000, less expenses and disbursements, within ten days of the date the Registration Statement is filed, from the sale to the Investors of additional debentures and warrants under the 2002 Securities Purchase Agreement. These funds will be used primarily for working capital and to fund the construction or purchase of towers. We are actively seeking new customers and business opportunities, and we intend to expand our business if funding is available.

TOWER AGREEMENTS

We currently have eight agreements with various customers to build telecommunications towers, and one agreement to construct a tower that Central Wireless will own. These agreements generally have the following terms:

- Term. The agreements generally have a one year term.

- Payment. Customers are generally required to pay a deposit to cover zoning and licensing costs when the agreement is signed, and make scheduled payments during the construction process.

- Termination. The agreements can be terminated by the customer, for inability to obtain licenses, permits, or other regulatory approval, if the tower would be impractical for economic or technological reasons, or for other reasons, upon 30 days notice to Central Wireless.

Sharon R. Hetman, our Company Secretary and a director, is a contracting party to two of the agreements. Please see "Certain Relationships and Related Transactions," beginning on page 38 of this Prospectus.

RESULTS OF OPERATIONS


The Company ceased all operations in January 2002. In accordance with Accounting Principles Board Opinion No. 30, Reporting the Results of Operations - Discontinued Events and Extraordinary Items, the Company has presented the operating results for the three and nine month periods ended September 30, 2002 and 2001 primarily in one line item as Loss from Operations of Discontinued Divisions. The net loss for the nine month period ended September 30, 2002, was $548,426 versus $1,193,984 for the comparable period in 2001. The net loss for the three month period ended September 30, 2002, was $280,658 versus $488,166 for the comparable period in 2001. The net loss for the three and nine month periods ended September 30, 2002, is attributable to interest expense and general and administrative expenses; primarily salaries and wages. The loss from continuing operations for the three and nine months ended September 30, 2002 of $280,658 and $307,881, respectively, is primarily attributable to expenses incurred to complete the KRC transaction described above and operation of the company since turnover. The Company's loss for the three and nine month periods ended September 30, 2002 was significantly lower than the loss reported for the comparable periods ended September 30, 2001 due to the discontinuation of its operations in 2002.

REVERSE STOCK SPLIT

On July 26, 2002, each 20 shares of the Company's common stock which were issued and outstanding or reserved for issuance by the Company, were exchanged for one share of common stock. The share amounts in the accompanying financial statements and notes give effect to this reverse split as if it occurred at the beginning of earliest period presented.

LIQUIDITY AND CAPITAL REQUIREMENTS


Working Capital

The company had a net working capital deficit on September 30, 2002 of $845,925. Cash consisted of $46,350 as of September 30, 2002. The liabilities consists of Notes from before the change of control as well as the issuance of a Note since the change of control. Additionally, accounts payable and accrued liabilities from before change of control, as well as activity through September 30, 2002 have caused a deficit in net working capital.

Cash Flow From Operating Activity

Net cash used by Operating Activities for the nine months ended September 30, 2002 was $281,650 compared to net cash used for the nine months ended September 30, 2001 of $643,486. This is due to a change in business activities with the change of control on June 28, 2002.

Cash Flow From Investing Activity

For the nine months ended September 30, 2002, the cash flows used and provided from Investing Activities was for the sale of assets from the closing of one of our companies and since the change of control there has been a use of cash for a site acquisition deposit.

Cash Flow From Financing Activity

Cash flows from financing activities for the nine months ended September 30, 2002 and 2001 were $391,600 and $660,000. Cash provided for the nine months ended September 30, 2002 were predominantly from the issuance of convertible debentures with the funds being used for the operation of the business since its change of control. Cash provided for the nine months ended September 30, 2001 was predominantly through the sale of debentures to provide funds for operating costs.

GOING CONCERN

The company has continued to incur operating losses. Management is actively seeking customers for its products. The company is currently operating from proceeds of an issuance of convertible debt securities. Additional financing will be necessary for the company to operate until bid proposals are accepted and contracts secured.

During the first three quarters of 2002, we sold an aggregate of $450,000 of secured convertible debentures, and warrants to purchase 82,500 shares of common stock to the Investors, for aggregate proceeds of $366,600 ($450,000 less expenses and disbursements of $83,400) under the Letter Agreement and the 2002 Securities Purchase Agreement. We have exhausted all proceeds received from these transactions. The Investors are obligated purchase an additional $200,000 in debentures after this prospectus is declared effective. For more information about these transactions, please see "The Investors" and "Secured Convertible Debentures," beginning on page 34 of this Prospectus.

DEFAULT UPON SENIOR SECURITIES

On May 8, 2002, $274,525 in debentures, plus accrued and unpaid interest in the amount of $23,220, became due of which $1,875 was subsequently converted to common stock, and on July 30, 2002, $272,650 in debentures, plus accrued and unpaid interest, became due. These debentures were sold to two of the Investors under the 2001 Securities Purchase Agreement. If we are in default under the debenture agreement and other conditions exist as defined in the agreement, a penalty may apply which would increase the amount due by at least 30% in excess of the amounts previously due under the agreement. We have not paid the principal, interest and penalties we owe under these debentures, and we do not have the money to pay off the outstanding balances of the debentures. The Investors have not given notice to us of collection proceedings or other actions they intend to take with respect to the unpaid amounts.

In addition, we failed to timely file a Registration Statement covering the resale by the Investors of shares of common stock that may be issued to the Investors under the debentures and warrants. The Investors have agreed that the March 29, 2002 shares may be registered in the Registration Statement of which this Prospectus is a part, together with the shares being registered under the 2002 Securities Purchase Agreement.

We have entered into security agreements in favor of the Investors covering substantially all of our assets, in order to secure our obligations under the debentures and the warrants. Because we failed to timely pay the debentures sold under the 2001 Securities Purchase Agreement, the Investors may exercise their rights under the security agreements, including the right to take possession of our assets, sell those assets, and apply the proceeds of such sales to pay down the outstanding balance of the debentures. The Investors have not given us notice that they intend to take action under the security agreements; however, they have the right to take action at any time they choose. If the Investors decide to foreclose on our assets, we would not be able to prevent the foreclosure, resulting in the sale of some or all of our assets. In such event, persons purchasing our common stock could lose their entire investment.

THE INVESTORS

Our lenders are the Investors, a group of four accredited investors who as of November 1, 2002, have purchased an aggregate of $1,050,000 in secured convertible debentures and warrants from Central Wireless under the 2001 Securities Purchase Agreement, the Letter Agreement and the 2002 Securities Purchase Agreement. All of the proceeds recovered from the Investors have been exhausted by us. However, we will receive an additional $200,000, less expenses and disbursements, from the sale of additional debentures and warrants to the Investors under the 2002 Securities Purchase Agreement.

The terms of our agreements with the Investors place substantial restrictions on our ability to take certain actions, and require us to comply with covenants in the 2001 Securities Purchase Agreement, the 2002 Securities Purchase Agreement, and the related investment documents. The principal terms of our agreements with the Investors include the following:

SECURED CONVERTIBLE DEBENTURES

- Amount Sold - As of November 1, 2002, we have sold an aggregate of $1,050,000 in secured convertible debentures to the Investors under the 2001 Securities Purchase Agreement, the Letter Agreement and the 2002 Securities Purchase Agreement.

- Amount to be Sold - We will sell up to an additional $200,000 in secured convertible debentures to the Investors under the 2002 Securities Purchase Agreement.

- Interest Rate and Maturity - The interest rate on the debentures is 12%, or 15% if the debentures are in default. $274,525 in principal and $23,220 in interest became due on May 8, 2002, of which $1,875 was subsequently converted to common stock; $272,650 in principal plus accrued interest became due on July 30, 2002; $50,000 in principal plus accrued interest becomes due on March 29, 2003; $200,000 in principal plus accrued interest becomes due on July 12, 2003; and $200,000 in principal plus accrued interest becomes due on September 12, 2003.

- Debentures Currently in Default - $600,000 in debentures due May 8, 2002 and July 30, 2002 are in default for nonpayment upon maturity. The Investors have not informed us of any collection proceedings or other actions they intend to take with respect to the unpaid amounts.

- Conversion Feature - The debentures are convertible into shares of our common stock at the conversion price, which is calculated using the formula in the debentures. The conversion price is significantly lower than our common stock's trading price on the OTCBB at any given time. The conversion price is equal to the lesser of (i) 50%, multiplied by the average of the lowest three trading prices for our common stock during the 20 trading days immediately prior to the notice of conversion, and (ii) a fixed conversion price ranging from $0.60 to $.10.

- Antidilution Provisions- if we sell shares of common stock for consideration per share that is less than the conversion price, then the conversion price is decreased to equal the lower price per share. The number of shares issuable to the Investors is adjustable upon the issuance of dividends, the distribution of assets, mergers, consolidations, recapitalizations, and similar events.

- Dividends - We cannot distribute dividends in shares of stock or repurchase our shares without obtaining the Investors' prior written consent.

- Borrowings - In general, we cannot borrow from sources other than the Investors while the debentures are outstanding, without obtaining the Investors' prior written consent.

- Asset Sales - We cannot sell or otherwise dispose of any significant portion of our assets outside the ordinary course of business without obtaining the Investors' prior written consent.

- Lending Restrictions - We cannot lend money or make advances to any person, including our officers and directors. We cannot assume, guarantee endorse, or agree to purchase or become liable for another person's obligations, except for transactions in the ordinary course of business.

- Creditors - we may not have filed for bankruptcy protection, had bankruptcy proceedings filed against us, had a judgment filed against us in excess of $50,000, or had an assignment for the benefit of creditors or apply for or consent to the appointment of a receiver or trustee for our properties or business.

- Default - If we fail to timely convert the debentures upon the Investors' request, we owe $1,000 for each day beyond the deadline that we fail to comply. If we are in default under the debenture agreement and other conditions exist as defined in the agreement, a penalty may apply which would increase the amount due by at least 30% in excess of the amounts previously due under the agreement. The Investors have the right to convert the default amount into shares of common stock.

- Prepayment - If we prepay the debentures, we owe a prepayment penalty equal to 30% of the outstanding principal plus accrued interest, plus any default interest or penalties.

COVENANTS AND OTHER RESTRICTIONS

- Reservation and Registration of Shares - 200% of the number of shares of common stock that could be issued to the Investors upon full conversion of the debentures and full exercise of the warrants, must be reserved by us, and a Registration Statement must be filed and be declared effective by the Commission covering those shares for resale by the Investors. The Registration Statement must remain effective and available for the Investors to resell the shares of common stock received upon conversion of the debentures and exercise of the warrants. If the number of shares of common stock registered at any given time is inadequate, we are obligated to file an amended or new registration statement covering additional shares of common stock. The process of preparing and filing a registration statement is a time-consuming, costly process. Furthermore, it is a default under our agreements with the Investors if the Commission does not declare the registration statement effective within 90 days of the date of the debentures and warrants were issued.

- Listing and Eligibility - Our common stock must remain listed on the OTCBB or an equivalent exchange, and must remain eligible to file a Form SB-2 or S-1 Registration Statement.

- Mergers, etc. - We are prohibited from merging or consolidating with or into another company or transferring all or substantially all of our assets to another company.

- Lock Up Period - We cannot offer convertible debentures, warrants and other equity offerings similar to the securities sold under the 2002 Securities Purchase Agreement to any person without first offering such securities to the Investors, for a period beginning on July 12, 2002 and ending on the later of
(i) 270 days from July 12, 2002 and (ii) 180 days from the date the Registration Statement is declared effective (the "Lock Up Period"). With certain exceptions, we also agreed not to conduct any equity financings (including debt with an equity component) during the period beginning on July 12, 2002 and ending 2 years after the end of the Lock-up Period unless we give the Investors an opportunity to participate in the offering on the same terms and conditions.

- General - we must remain in compliance with all of our obligations under the 2001 Securities Purchase Agreement, the Letter Agreement and the 2002 Securities Purchase Agreement, and the convertible debentures and warrants issued under those agreements.

- Security - we granted the Investors a first priority security interest in substantially all of our assets to secure our obligations under the 2001 Securities Purchase Agreement, the Letter Agreement and the 2002 Securities Purchase Agreement.

- Pledge and Guaranty - Kenneth W. Brand, our Chief Executive Officer and Keith Roy Chrismon, our President and Chairman of the Board, each pledged the shares of common stock owned by them to the Investors, to ensure our obligations under the 2002 Securities Purchase Agreement and the related debentures and warrants.

WARRANTS

- Amount Sold - As of November 1, 2002, we have sold warrants for an aggregate of 112,500 shares of common stock to the Investors under the 2001 Securities Purchase Agreement, the Letter Agreement and the 2002 Securities Purchase Agreement.

- Amount to be Sold - We will sell warrants to purchase up to an additional 40,000 shares of common stock to the Investors under the 2002 Securities Purchase Agreement.

- Expiration Date - Warrants to purchase 15,000 shares of common stock expire May 8, 2004; warrants to purchase 15,000 shares of common stock expire July 30, 2004; warrants to purchase 2,500 shares of common stock expire March 29, 2005; warrants to purchase 40,000 shares of common stock expire July 12, 2005; and warrants to purchase 40,000 shares of common stock expire September 12, 2005.

- Exercise Price - The warrants are exercisable for shares of our common stock at the exercise price, which, for shares sold under the Letter Agreement and the 2001 Securities Purchase Agreement is calculated by a formula, and for shares sold under the 2002 Securities Purchase Agreement is a fixed price of $0.20 per share. The exercise price for shares sold under the Letter Agreement and the 2001 Securities Purchase Agreement is $0.05 per share.

All our agreements with the Investors have been filed with the Commission as attachments to various public filings we made with the Commission and are available for viewing without charge, at the Commission's website, www.sec.gov. For information on obtaining copies of these documents, please see "Other Available Information" on page 43 of this Prospectus.

REVERSE STOCK SPLIT

Pursuant to an agreement with the Investors, we were required to effect a twenty-to-one (20:1) reverse split of our common stock. On July 26, 2002 the effective date of the reverse stock split, each 20 shares of common stock which were issued and outstanding or reserved for issuance by us, were exchanged for one share of common stock. Fractional shares were rounded up to the next share. Unless otherwise noted, all shares reported in this Prospectus have been adjusted to reflect the reverse stock split.

2002 Annual Shareholders' Meeting

Central Wireless held its Annual Meeting of Shareholders at the offices of Hallett & Perrin, P.C., our former legal counsel, located at 2001 Bryan Street, Suite 3900, Dallas, Texas, 75201 on August 16, 2002, at 10:00 a.m., local time. At the meeting, shareholders holding a majority of the issued and outstanding shares of our common stock considered and approved the following matters:

- the election of the following five persons as directors of Central Wireless for the ensuing year: Keith Roy Chrismon, Kenneth W. Brand, Steven Troyan, Sharon R. Hetman and Michael S. Delin;

- an amendment to our Articles of Incorporation to change our name to "Central Wireless Inc.";

- an amendment to the our Articles of Incorporation to authorize 10 million shares of "blank check" preferred stock, $0.01 par value; and

- the appointment of Hein + Associates LLP as our independent public accountants for the 2002 fiscal year.

All of these proposals were approved by a majority of the issued and outstanding shares of our common stock.

                             DESCRIPTION OF PROPERTY

OUR CORPORATE HEADQUARTERS

Our corporate headquarters is located at 4333 South Tamiami Trial, Suite E, Sarasota, Florida 34231 and our phone number is (941) 929-1534. We currently lease approximately 800 square feet of office space on a month-to-month basis. Our rent is currently $750 per month. If our landlord terminates our lease, we believe that we could find suitable office space at comparable rates. Our offices are in good condition, and we believe our offices are adequate for our current needs.

PROPERTY OWNED BY CENTRAL WIRELESS

We currently own the rights to one guy tower located on property leased by Sharon R. Hetman, our Secretary and a member of the board of directors. For more information, please see "Certain Relationships and Related Transactions" immediately below, beginning on page 38 of this Prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions involving Construction of Telecommunications Towers

Sharon R. Hetman, a member of the board of directors of Central Wireless, is a party to two contracts with us, with respect to the construction of two telecommunications towers on certain properties owned or leased by Mrs. Hetman or an affiliate.

Pursuant to its agreement with Mrs. Hetman, Central Wireless has begun preliminary zoning and engineering work to construct a 300 foot guy tower to be owned by Central Wireless. Mrs. Hetman has paid $135,000 in zoning and engineering costs related to construction of the tower. We have agreed to reimburse Mrs. Hetman the $135,000 in zoning and engineering costs which she fronted to begin preliminary construction work on the tower. We paid the second of three $45,000 cash installments to Mrs. Hetman from the proceeds received from the 2002 Securities Purchase Agreement.

Pursuant to the second contract dated January 9, 2002, we will construct a 200 foot monopole that Mrs. Hetman or an affiliate will own, for an approximate price of $187,000. As of November 8, 2002, we have final plan on this monopole.

CAREMART ASSET SALE.

On July 1, 2002, CareMart, a former subsidiary of our company, sold certain assets related to its former operations to Charles E. Cunningham ("C.E. Cunningham"), in exchange for the cancellation and forgiveness of principal and interest outstanding on a promissory note in the approximate amount of $64,000. In partial consideration for the forgiveness of the promissory note, we issued 50,000 shares of its common stock to C.E. Cunningham. C.E. Cunningham is related to Charles C. Cunningham, our former President. These shares are being registered for resale under the Registration Statement.

I'M ON AIR ASSET SALE

On July 1, 2002, we sold certain assets related to I'm On Air, a development project that is no longer being pursued by us, to GoVision, L.P. ("GoVision"), in exchange for the assumption by GoVision of $10,000 in outstanding company debts. Mr. Curtis, our former Chief Executive Officer, is the President and sole shareholder of GoVision's general partner, and is the sole limited partner of GoVision. These shares are being registered for resale under the Registration Statement.

FORGIVENESS OF AFFILIATE NOTE

In June 2002, we issued 52,330 shares of our common stock to Amen Corner, L.P., a limited partnership that controlled by Mr. Curtis, our former Chief Executive Officer, in exchange for the cancellation of a $50,000 promissory note held by Amen Corner, L.P. These shares are being registered for resale under the Registration Statement.

DIRECTOR CONSULTING SHARES

In June 2002, we issued 60,000 shares of its common stock to Robert Lee Matzig, for consultation services previously rendered to us by Mr. Matzig in the amount of $60,000. During his tenure with us, Mr. Matzig held various officer positions and served as a director. These shares being registered for resale under the Registration Statement.

In June 2002, we issued 145,000 shares of common stock to Mr. Curtis in lieu of $145,000 in deferred salary payments, and 125,000 shares of common stock to Mr. Cunningham in lieu of $125,000 in deferred salary payments, in exchange for their release of claims for unpaid deferred compensation earned by them in fiscal 2000, 2001 and 2002. For more information, please see "Executive Compensation," beginning on page 40 of this Prospectus. These shares are being registered for resale under the Registration Statement.

CURTIS NOTES

In 2000 and 2001, Christopher D. Curtis, our former Chief Executive Officer, made three loans to our company in the aggregate amount of $300,000. The loans were evidenced by three promissory notes (the "Curtis Notes"), each in the principal amount of $100,000. The three Curtis Notes were dated November 1, 2000, January 1, 2001, and October 1, 2001, and matured on November 1, 2001, January 1, 2003 and October 1, 2002, respectively. We drew $100,000 on each of the three Curtis Notes for an aggregate of $300,000.

Interest on the outstanding principal balance of each of the Curtis Notes accrued at the prime rate plus 2.5%, compounded monthly. Interest payments on the unpaid principal balance of the Curtis Notes were required to be made monthly, and outstanding principal was required to be paid on maturity. The November 1, 2000 Curtis Note and the January 1, 2001 Curtis Notes were unsecured, and the October 1, 2001 Curtis Note was secured by a subordinate security interest in substantially all of our assets.

In fiscal 2001, we repaid the November 1, 2000 Curtis Note in its entirety. On June 10, 2002, we issued 210,000 shares of our common stock to Mr. Curtis in exchange for Mr. Curtis' agreement to cancel the January 1, 2001 and October 1, 2001 Curtis Notes and forgive the $200,000 in principal and all outstanding interest. These shares are being registered for resale under the Registration Statement.

                             EXECUTIVE COMPENSATION

The following table includes a summary of information concerning the compensation paid to our executive officers for each of our last three completed fiscal years, and also includes the amount of compensation paid in 2002 to Mr. Curtis and Mr. Cunningham, respectively, through the termination of their employment with us.


                                          SUMMARY COMPENSATION TABLE

                                            Annual Compensation                   Long Term Compensation
                                        ----------------------------     ------------------------------------
                                                                                 Awards              Payments
                                                                         ------------------------    --------
                                                                                       Securities
                                                              Other      Restricted    Underlying
          Name                                               Annual        Stock        Options/       LTIP       All Other
 and Principal Position      Year       Salary      Bonus     Comp.        Awards         SARs        Payouts    Compensation
-------------------------   ------      ------     -------   -------     ----------    ----------    --------  ---------------
                                          ($)        ($)                                                ($)
     Kenneth W. Brand       2001          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            2000          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            1999          -0-        -0-       -0-            -0-            -0-        -0-          -0-

    Keith Roy Chrismon      2001          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            2000          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            1999          -0-        -0-       -0-            -0-            -0-        -0-          -0-

     Michael S. Delin       2001          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            2000          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            1999          -0-        -0-       -0-            -0-            -0-        -0-          -0-

     Sharon R. Hetman       2001          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            2000          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            1999          -0-        -0-       -0-            -0-            -0-        -0-          -0-

     Steven W Troyan        2001          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            2000          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            1999          -0-        -0-       -0-            -0-            -0-        -0-          -0-

     Robert L. Matzig       2002          -0-        -0-       -0-          60,000 (1)       -0-        -0-          -0-
                            2001          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            2000          -0-        -0-       -0-            -0-            -0-        -0-          -0-
                            1999     $  69,000       -0-       -0-            -0-            -0-        -0-          -0-

  Christopher D. Curtis     2002     $  4,615 (12)   -0-       -0-         145,000 (2)       -0-        -0-       2,500 (13)
                            2001     $  78,461       -0-       -0-            -0-          62,500 (3)   -0-     $17,716 (4)
                            2000     $  42,692       -0-       -0-            -0-          25,000 (5)   -0-     $13,621 (6)
                            1999          -0-        -0-       -0-            -0-            -0-        -0-        -0-

  Charles C. Cunningham     2002     $  4,615 (12)   -0-       -0-         125,000 (7)                            1,100 (13)
                            2001     $  78,461       -0-       -0-            -0-          37,500 (8)   -0-      $9,152 (9)
                            2000     $  42,692       -0-       -0-            -0-          12,500 (10)  -0-      $6,477 (11)
                            1999          -0-        -0-       -0-            -0-            -0-        -0-        -0-

(1) In June, 2002, we issued 60,000 shares of common stock to Mr. Matzig in consideration for consulting services. These shares valued at $12,000, based on the OTCBB closing price of $0.10 per share on June 10, 2002. These shares are being registered for resale in the Registration Statement.

(2) In June, 2002, we issued 145,000 shares of common stock to Mr. Curtis in exchange for the release by Mr. Curtis of his claim for $145,000 in unpaid. deferred compensation earned by him in 2000, 2001 and 2002. These shares are valued at $29,000, based on the OTCBB closing price of $0.10 per share on June 10, 2002. These shares are being registered for resale in the Registration Statement.

(3) In 2001, we granted incentive stock options to purchase 62,500 shares of common stock to Mr. Curtis, pursuant to our Stock Option Plan. Incentive options to purchase 25,000 shares of common stock were granted on April 27, 2001, which vested on that date. Incentive options to purchase 25,000 shares of common stock were granted on April 27, 2001, which vested on May 7, 2001. Incentive options to purchase 12,500 shares of common stock were granted on December 20, 2001, which vested on that date. All of the options granted to Mr. Curtis expired without being exercised as a result of the termination of his employment with us, and the options have been returned to the option pool.

(4) In 2001, we paid car payments in the amount of $10,815.24 for Mr. Curtis, as well as estimated gas expenses and automobile insurance in the amount of $2,496. In addition, we paid membership fees in the aggregate amount of $4,405 to certain clubs on behalf of Mr. Curtis that were used in connection with our business.

(5) In 2000, we granted stock options to purchase 25,000 shares of our common stock to Mr. Curtis, pursuant to our Stock Option Plan. Nonstatutory options to purchase 10,000 shares of our common stock were granted on November 1, 2000, which vested on that date. Incentive options to purchase 15,000 shares of common stock were granted on December 15, 2000, with 5,000 vesting on each of April 1, 2001, 2002, 2003, and 2004. All of the options granted to Mr. Curtis expired without being exercised as a result of the termination of his employment with us, and the options have been returned to the option pool.

(6) In 2000, we paid car payments in the amount of $7,261.60 for Mr. Curtis, as well as estimated gas expenses and automobile insurance in the amount of $810 on behalf of Mr. Curtis. In addition, we paid membership fees in the aggregate amount of $4,920 to certain clubs on behalf of Mr. Curtis that were used in connection with our business.

(7) In June 2002, we issued 125,000 shares of common stock to Mr. Cunningham in exchange for the release by Mr. Cunningham of his claim for $125,000 in unpaid, deferred compensation earned by him in fiscal years 2000, 2001 and 2002. These shares are valued at $25,000, based on the OTCBB closing price of $0.10 per share on June 10, 2002. These shares are being registered for resale in the Registration Statement.

(8) In 2001, we granted incentive stock options to purchase 37,500 shares of our common stock to Mr. Cunningham, pursuant to our Stock Option Plan. Incentive options to purchase 25,000 shares of common stock were granted on April 27, 2001, which vested on that date. Incentive options to purchase 12,500 shares of common stock were granted on December 20, 2001, which vested on that date. All of the options granted to Mr. Cunningham expired without being exercised as a result of the termination of his employment with us, and the options have been returned to the option pool.

(9) In 2001, we paid car payments in the amount of $6,716.16 for Mr. Cunningham, as well as estimated gas expenses and automobile insurance in the amount of $2,436.

(10) In 2000, we granted stock options to purchase 12,500 shares of common stock to Mr. Cunningham, pursuant to our Stock Option Plan. Incentive options to purchase 7,500 shares of common stock were granted on November 1, 2000, with 1,875 options vesting on each of April 1, 2001, 2002, 2003, and 2004. Incentive options to purchase 5,000 shares of common stock were granted on December 15, 2001, with 25,000 vesting on each of December 15, 2000, 2001, 2002 and 2003. All of the options granted to Mr. Cunningham expired without being exercised as a result of the termination of his employment with us, and the options have been returned to the option pool.

(11) In 2000, we paid car payments in the amount of $5,037.12 for Mr. Cunningham, as well as estimated gas expenses and automobile insurance in the amount of $630.

(12) Based on information provided by Christopher D. Curtis, our former Chief Executive Officer.

(13) The amount reported is an estimate based on information provided by Christopher D. Curtis, our former Chief Executive Officer, and represents reimbursement of business-related automobile and gas expenses, and membership dues.

OPTION GRANTS FOR FISCAL 2001

The following table describes the stock options granted to our officers in 2001. All of these options expired without being exercised, and the options have been returned to the option pool. No stock appreciation rights were granted in 2001.


                                             Individual Grants

                    Number of
                    securities       Percent of total options
                    underlying       granted to employees in     Exercise or base price         Expiration Date
    Name         Options granted(1)        fiscal year                 ($/sh)
  --------         -----------------  ------------------------    ----------------------       -------------------
  C. Curtis             25,000                 53%                       $.055                      Expired
                        25,000                                           $.088                      Expired
                        12,500                                           $.007                      Expired

C. Cunningham           25,000                 32%                       $.055                      Expired
                        12,500                                           $.007                      Expired


(1) For more information regarding these stock options granted, please see footnote Nos. 3 and 8 to the Executive Compensation table, on page 41 of this Prospectus.

DIRECTOR COMPENSATION

Our directors currently receive no compensation for their services. No director received compensation for expenses incurred in attending directors' meetings in 2001.

Employment Agreements and Arrangements with respect to Changes in Control

We have not entered into employment agreements with any of our current officers. We have three full time employees, Kenneth W. Brand, Keith Roy Chrismon, and Steven W. Troyan. Mr. Chrismon and Mr. Troyan, each receive a salary of $65,000 annually. Mr. Brand currently is not drawing a salary due to our lack of funds; however, if funding is available, we intend to pay Mr. Brand a salary. We reimburse Mr. Brand for expenses he personally incurs on behalf of Central Wireless.

We have two part time employees, Sharon R. Hetman, our Secretary, and Michael S. Delin, our Chief Financial Officer and Treasurer. We pay Mrs. Hetman and Mr. Delin on a services-rendered basis.

Currently, there have no compensatory plans or arrangements with any employee that would result in payments to that employee because of his resignation, retirement, or termination of employment with us, or following a changing in control of our company.

TERMINATION OF EXECUTIVE EMPLOYMENT AGREEMENTS

In connection with the acquisition of assets from KRC, we terminated our employment agreements with Christopher D. Curtis and Charles C. Cunningham effective June 28, 2002. Mr. Curtis and Mr. Cunningham did not receive any compensation or benefits upon termination.

                                     EXPERTS

The financial statements of our company at December 31, 2001 and for the years ended December 31, 2001 and 2000 appearing in this Prospectus and the Registration Statement have been audited by Hein + Associates LLP, our independent public auditors.

                                  LEGAL MATTERS

Legal matters concerning the issuance of shares of common stock offered in the Registration Statement will be passed upon by Sichenzia Ross Friedman Ference LLP.

                           OTHER AVAILABLE INFORMATION

We are subject to the reporting requirements of the Commission. We file current reports with the Commission (including Form 10-KSB, Form 10-QSB, and Form 8-K) pursuant to the requirements of the 1934 Exchange Act. These current reports are available and can be viewed at the Commission's website, www.sec.gov, without charge. We will provide without charge to each person who receives a copy of this Prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus. Requests should be directed to Kenneth W. Brand, our Chief Executive Officer, at 4333 South Tamiami Trail, Sarasota, Florida 34231.

We are filing a Registration Statement with the Commission on Form SB-2 under the Securities Act of 1933 in connection with the securities offered in this Prospectus. This Prospectus does not contain all of the information that is in the Registration Statement, and you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNICIFATION
                         FOR SECURITIES ACT LIABITILIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Central Wireless pursuant to any provisions contained in the Articles of Incorporation, or Bylaws, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                       E RESOURCES, INC. AND SUBSIDIARIES
                              FINANCIAL STATEMENTS









FINANCIAL STATEMENTS FOR FISCAL 2001 AND 2000(1)

Title of Document                                                           Page

Independent Auditor's Report of Hein + Associates LLP.......................F-47
Consolidated Balance Sheet as of December 31, 2001..........................F-48
Consolidated Statements of Operations for the years ended
  December 31, 2001 and December 31, 2000 ..................................F-49
Consolidated Statement of Changes in Stockholder's Deficit for
  the period from January 1, 2000 through December 31, 2001.................F-50
Consolidated Statements of Cash Flows for the years ended
  December 31, 2001 and December 31, 2000...................................F-51
Notes to Consolidated Financial Statements..................................F-52


Interim Financial Statements for the three and nine month Periods Ending September 30, 2002(2)


Consolidated Balance Sheet - September 30, 2002.............................F-59
Consolidated Statement of Operations - three and nine months ended
   September 30, 2002 and 2001..............................................F-60
Statements of Cash Flows - nine months ended September 30, 2002 and 2001....F-61
Notes to Consolidated Financial Statements..................................F-62



(1) The Share information in the 2001 and 2000 financial statements has not been restated to reflect the July 26, 2002 reverse stock split.

(2) The share information in the interim financial statements has been restated to reflect the July 26, 2002 reverse stock split.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
e resources, Inc.
Roanoke, Texas

We have audited the accompanying consolidated balance sheet of e resources, Inc. as of December 31, 2001, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of e resources, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company's significant operating losses and limited financial resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/S/HEIN + ASSOCIATES LLP

DALLAS, TEXAS
APRIL 26, 2002

                       E RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 2001

ASSETS
CURRENT ASSETS:

   Accounts receivable                                   $           7,789

PROPERTY AND EQUIPMENT, net                                         28,015

OTHER ASSETS                                                         1,489
                                                         -----------------
                      Total assets                       $          37,293
                                                         =================

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
 Cash overdraft                                          $          10,781
 Accounts payable                                                   64,436
 Accrued salaries                                                  287,233
 Other accrued liabilities                                         151,251
 Current portion of notes payable to stockholders                  734,050
                                                         -----------------
                   Total current liabilities                     1,247,751

NON-CURRENT LIABILITIES
 Notes payable to stockholders                                     203,268
                                                         -----------------

                   Total liabilities                             1,451,019


COMMITMENTS (NOTE 7)

STOCKHOLDERS' DEFICIT:

Common stock, $.001 par value, 250,000,000
 shares authorized; 23,978,951 shares issued
 and outstanding                                                   23,979
Additional paid-in capital                                      2,119,442
Accumulated deficit                                            (3,557,147)
                                                        -----------------
            Total stockholders' deficit                        (1,413,726)
                                                        -----------------

            Total liabilities and stockholders' deficit $          37,293
                                                        =================

See notes to these consolidated financial statements


                       E RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                       --------------------------------
                                                           2001                2000
                                                       -------------      -------------
CONTINUING OPERATIONS                                  $         --       $         --

DISCONTINUED OPERATIONS:
   Loss from operations of discontinued divisions      $ (1,593,059)      $ (1,359,557)
   Loss on disposal of discontinued divisions              (149,540)                 -
                                                       -------------      -------------
       Net loss                                        $ (1,742,599)      $ (1,359,557)
                                                       =============      =============

LOSS PER SHARE (basic and diluted):
   Continuing operations                                $         -        $         -
   Discontinued operations                                     (.10)              (.12)
                                                       -------------      -------------
       Net loss                                        $       (.10)      $       (.12)
                                                       =============      =============

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING            16,925,683         11,786,047
                                                       =============      =============


See notes to these consolidated financial statements

                                      F-49



                                                E RESOURCES, INC. AND SUBSIDIARIES

                                    CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                                  FOR THE PERIOD FROM JANUARY 1, 2000 THROUGH DECEMBER 31, 2001


                                                         Common Stock            Additional
                                                -----------------------------     Paid-in        Accumulated
                                                   Shares          Amount         Capital          Deficit            Total
                                                --------------  -------------  -------------   ---------------   ---------------
BALANCES, January 1, 2000                         2,331,543         2,332         147,668          (454,991)         (304,991)

Shares issued to Care Mart stockholders           4,842,987         4,843         (54,722)              -             (49,879)

Shares issued to Dryden stockholders              6,478,129         6,478         (64,019)              -             (57,541)

Sales of stock for cash                             714,000           714       1,427,286               -           1,428,000

Shares issued for services                          162,309           162          21,600               -              21,762

Warrants and options granted for services                -             -           35,000               -              35,000

Value of shares due for services                         -             -           50,000               -              50,000

Net loss for year                                        -             -               -          (1,359,557)      (1,359,557)
                                               -------------    ----------     -----------      -------------     ------------

BALANCES, December 31, 2000                      14,528,968        14,529       1,562,813         (1,814,548)        (237,206)

Shares issued for services
 performed in prior year                            172,000           172            (172)              -                 -

Beneficial conversion feature of
 debentures and related warrants                         -             -          340,500               -             340,500

Conversion of debentures                          7,570,816         7,571          48,508               -              56,079

Shares issued for services                        1,707,167         1,707          95,793               -              97,500

Options granted to consultants                           -             -           72,000               -              72,000

Net loss for year                                        -             -               -          (1,742,599)      (1,742,599)
                                               -------------    ----------     -----------      -------------    -------------

BALANCES, December 31, 2001                      23,978,951     $  23,979      $2,119,442       $ (3,557,147)    $ (1,413,726)
                                               ============     ==========     ===========      =============    =============


See notes to these consolidated financial statements

                                                     F-50


                                                E RESOURCES, INC. AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    FOR THE YEAR ENDED
                                                                                                       DECEMBER 31,
                                                                                          --------------------------------------
                                                                                                2001                 2000
                                                                                          -----------------    -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                              $    (1,742,599)     $    (1,359,557)
    Adjustments to reconcile net loss to net cash used by operating activities:
      Depreciation and amortization                                                                55,028               77,122
      Equity instruments issued for services                                                       97,500              106,762
      Asset impairment                                                                            124,090                   -
      Beneficial conversion feature of debentures and related warrants                            340,500                   -
      Options granted to consultants                                                               72,000                   -
      Changes in operating assets and liabilities:
          Accounts and note receivable                                                             32,618              (10,989)
          Unearned revenues                                                                       (21,250)              16,000
          Cash overdraft                                                                           10,781                   -
          Accounts payable                                                                         27,947               (5,546)
          Accrued salaries                                                                        185,570                   -
          Other accrued liabilities                                                               124,418                   -
                                                                                          -----------------    -----------------
                  Net cash used by operating activities                                          (693,397)          (1,176,208)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Increase in other assets                                                                           -               (59,114)
    Purchase of property and equipment                                                                 -               (50,761)
                                                                                          -----------------    -----------------
                  Net cash used by investing activities                                                -              (109,875)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Increase in notes payable                                                                     693,397              105,000
    Payments on notes payable                                                                          -              (255,601)
    Sale of common stock for cash, net                                                                 -             1,428,000
                                                                                          -----------------    -----------------
                  Net cash provided by financing activities                                       693,397            1,277,399
                                                                                          -----------------    -----------------

                                   NET CHANGE IN CASH                                                  -                (8,684)

CASH, beginning of year                                                                                -                 8,684
                                                                                          -----------------    -----------------

CASH, end of year                                                                         $            -       $            -
                                                                                          =================    =================

SUPPLEMENTAL INFORMATION:
    Cash paid for interest                                                                $       35,149       $        19,722
    Net liabilities assumed in acquisitions                                               $           -        $       107,420
    Conversion of debentures to common stock                                              $       56,079       $            -

See notes to these consolidated financial statements

                                                     F-51

                       E RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

NATURE OF OPERATIONS

e resources, Inc. (the "Company"), which is composed of the companies described below, was engaged in the creation and development of innovative marketing, media and communications solutions. The Company's operations were composed of Vista, a multi-media production company, which includes video streaming on the Internet, and Care Mart, which sells medical supplies over the Internet. Based on a January 2002 plan to cease the operations of Vista and Care Mart, the consolidated statements of operations have been presented on a discontinued operations basis. Vista's revenues were $283,082 and $451,368 for 2001 and 2000, respectively. Care Mart's revenues were $28,542 and $21,864 for 2001 and 2000, respectively.

REORGANIZATION AND REVERSE ACQUISITION

In late 1999, the owners of Vista Photographic and Video Group, Ltd. ("Vistastream") and Cunningham and Cunningham Health Concerns, Inc. ("Care Mart") informally agreed to acquire in a reverse acquisition a controlling interest in the common stock of Dryden Industries, Inc. ("Dryden"). The transactions were completed in March and April 2000, and resulted in the owners of Vistastream and Care Mart obtaining approximately 53% of the stock of Dryden before a cash sale of stock, which was done in conjunction with the transactions. The transactions were treated as a reorganization of Vistastream and Care Mart, due to common ownership, and an acquisition of the net assets of Dryden accompanied by a recapitalization of Vistastream and Care Mart under the legal capital structure of Dryden. Therefore, the accompanying financial statements are the historical financial statements of Vistastream, and the operations of Dryden and Care Mart are included in the consolidated financial statements beginning March 31, 2000. The assets and liabilities of Care Mart were recorded at book value. The assets and liabilities of Dryden were recorded at estimated market value. The accompanying financial statements also include two other wholly-owned subsidiaries which have been basically inactive to date. Intercompany accounts and transactions are eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years, or the lease term, if shorter.

Gains and losses resulting from sales and dispositions of property and equipment are included in current operations. Maintenance and repairs are charged to operations as incurred.

WEB SITE DEVELOPMENT COSTS

The Company accounted for web site development costs in accordance with Emerging Issues Task Force Issue No. 00-2, Accounting For Web Site Development Costs. Capitalized costs were being amortized on a straight-line basis over two years. Capitalized web site development costs have been written-off at December 31, 2001 due to the plan to discontinue operations.

                       E RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LONG-LIVED ASSETS

The Company's policy is to periodically review the net realizable value of its long-lived assets through an assessment of the estimated future cash flows related to such assets. In the event that assets are found to be carried at amounts in excess of estimated undiscounted future cash flows, then the assets will be adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets. Due to the plan to discontinue operations, the Company has written-off its intangible assets entirely and has written-down its property and equipment to net realizable value

REVENUE RECOGNITION

The Company recognized revenue when services were provided or at the time product was shipped to the customer.

STOCK-BASED COMPENSATION

The Company applies Statement of Financial Accounting Standards ("SFAS") No. 123 Accounting for Stock-Based Compensation, which requires recognition of the value of stock options and warrants granted based on an option pricing model. However, as permitted by SFAS 123, the Company continues to account for stock options and warrants granted to directors and employees pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. See Note 5.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Prior to the reorganization described in Note 1, the taxable income or loss of the Company was reported in the individual tax returns of the partners of Vistastream.

FINANCIAL INSTRUMENTS

Management believes that generally the fair value of the Company's notes payable at December 31, 2001 approximate their carrying values due to the short-term nature of the instruments or the use of prevailing market interest rates.

USE OF ESTIMATES

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company's significant operating losses, limited financial resources and plan to discontinue operations of Vista and Care Mart raise substantial doubt about its ability to continue as a going concern. The Company's assets have been written-down to net realizable value at December 31, 2001. Management's plans are to seek a merger partner.

                       E RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. PAYABLES TO STOCKHOLDERS

The Company has notes payable to various stockholders that total $937,318 at December 31, 2001. The notes are summarized below:

Convertible debentures due May 2002, interest at 12%, payable quarterly, secured by the Company's assets $ 274,525

Convertible debentures due August 2002, interest at 12%, payable quarterly, secured by the Company's assets 274,525

Note payable, originally due November 1, 2001, interest at prime plus 2.5% (total of 7.25% at December 31, 2001), unsecured 100,000

Note payable, due in equal monthly installments with interest at 10%, through maturity at May 31, 2003, unsecured 50,000

Line of credit up to $100,000 due October 2002 with interest at prime plus 2.5% (total of 7.25% at December 31, 2001), secured by the Company's assets 85,000

Notes payable due in amounts at management's discretion during periods with quarterly profits. Interest at prime plus 1%



    (total of 5.75% at December 31, 2001), unsecured                    153,268
                                                                     -----------
                                                                        937,318
Less current portion                                                   (734,050)
                                                                     -----------
                                                                     $  203,268


In May 2001, the Company received $300,000 before offering costs for convertible debentures due May 2002, and in August 2001, the Company received an additional $300,000 before offering costs for convertible debentures due August 2002. The debentures bear interest at 12% per annum, payable quarterly. The debentures may be converted into the Company's common stock at the lower of 50% of the stock's market price (as defined) or $.03 per share. In addition, the Company issued the holders of the debentures warrants to purchase a total of 600,000 shares of common stock at the lesser of $.025 or the market price (as defined). The Company recorded the estimated value of the conversion feature and warrants (total of $340,500) as a discount to the debt. Through December 31, 2001, the entire discount of $340,500 had been amortized to interest expense. As of December 31, 2001, $50,950 of the debentures, plus accrued interest were converted to 6,296,816 shares of common stock. The Company is currently not in compliance with the debentures due to an insufficient amount of authorized shares. The debenture holders have not notified the Company of their intent to accelerate the maturity dates of the debentures. The Company plans to authorize additional shares if or when the current authorized shares are exhausted. In certain circumstances, if the Company is in default under the debenture agreement, and other conditions exist as defined in the agreement, a penalty may apply which would increase the amount due by at least 30% in excess of the amounts previously due under the agreement.

                       E RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Scheduled and expected maturities of the notes payable for the years ended December 31 are as follows:


2002                $       734,050
2003                        203,268
                    ---------------
                    $       937,318

The Company also has a payable to four stockholders of $276,500 at December 31, 2001 for salaries.

Additionally, the Company incurred $75,000 for consulting services from two stockholders during 2001.

4. STOCKHOLDERS' EQUITY

During 2001, the Company issued a total of 1,707,167 shares of common stock to various consultants in exchange for services. The total value of shares issued was recorded at $97,500, based on the market value of the Company's stock on the date of the various agreements.

In March 2000, the Company completed a one for twenty reverse stock split. All reference to share information in the accompanying financial statements is as if the reverse stock split had occurred at the earliest period presented.

During the first quarter of 2000, the Company sold 714,000 shares of common stock for cash proceeds of $1,428,000.

During March 2000, the Company issued 162,309 shares for services related to a consulting agreement entered into by Dryden in October 1999. The substantial majority of the services related to the agreement were performed prior to the transaction with Dryden described above. The portion of the shares issued for services following the transaction with Dryden were recorded at their estimated market value during the time period of $2.00 per share and have been recorded as an expense of $21,762 in the accompanying financial statements.

During March and April 2000, the Company issued 2,331,543 and 4,842,987 shares, respectively to the former owners of Vistastream and Care Mart to complete the transactions described in Note 1.

At various times during 2000, the Company agreed to issue common stock and warrants in exchange for services. The fair value of these equity instruments, which totaled $85,000, was recorded as general and administrative expenses. The shares of common stock, which totaled 172,500, were issued in January 2001.

5. STOCK OPTION PLAN

In July 2000, the Company's board of directors approved a stock option agreement, which provides for Non Statutory Options and Incentive Stock Options to be granted employees as approved by the Company's compensation committee of the board of directors.



                       E RESOURCES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Stock option transactions were:

                                                                                WEIGHTED
                                                                                 AVERAGE            WEIGHTED
                                                                             EXERCISE PRICE       AVERAGE FAIR
                                                             SHARES                                   VALUE
                                                         ----------------    ----------------    ----------------
  Options outstanding at January 1, 2000                              -

  Granted                                                      1,125,000     $       .35         $       .54
                                                         ---------------

  Options outstanding at December 31, 2000                     1,125,000     $       .35

  Granted                                                      2,375,000     $       .05         $      .021
                                                         ---------------

  Options outstanding at December 31, 2001                     3,500,000     $      .146
                                                         ===============


All options outstanding at December 31, 2001 are vested and have a contractual life of ten years from the date of grant.

The Company granted 1,125,000 options in 2000 with exercise prices ranging from $.385-$.20. The grants included 1,000,000 options for employees and 125,000 options for consultants. 1,022,500 of these options were originally granted with an exercise price of $.75 and subsequently re-priced to $.35-$.385. No compensation expense was recognized in 2000 for the consultant options because the accrual of the vesting of these options through December 31, 2000 was insignificant. Certain of the options initially included four year vesting terms, however, as of December 31, 2001, the Company has declared all options fully vested. Therefore, the Company has recognized the full compensation expense related to the consultant options of $72,000 in 2001.

The Company granted 2,375,000 options in 2001 with exercise prices ranging from $.088-$.006. The grants included 2,175,000 options for employees and 200,000 options for consultants. No compensation expense was recognized in 2001 for the consultant options because it was insignificant.

PRO FORMA STOCK-BASED COMPENSATION DISCLOSURES

As discussed in Note 2, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for grants of options to employees since the exercise prices were not lower than the market prices of the Company's common stock on the measurement dates. Had compensation been determined based on the estimated fair value at the measurement dates for options granted under the plan consistent with the method prescribed by SFAS No. 123 (including considering the effect of re-pricing), the Company's net loss and loss per share would have been changed to the pro forma amounts indicated below.




Net loss:                                2001                  2000
                                  -------------------    ------------------
    As reported                   $    (1,742,599)       $    (1,359,557)
    Pro forma                     $    (2,134,699)       $    (1,603,557)
Net loss per common share:
    As reported                   $         (.10)        $         (.12)
    Pro forma                     $         (.13)        $         (.14)

                       E RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option granted during fiscal year 2001 and 2000 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:




                                        2001                    2000
                                 -------------------    ------------------
Expected volatility                       100%                   100%
Risk-free interest rate                  4.00%                  5.00%
Expected dividends                          -                      -
Expected terms (in years)                  4                  2.5 - 5


6. INCOME TAXES

There was no provision for income taxes for the years ended December 31, 2001 and 2000 due to the net loss incurred for each year. The Company had no material deferred tax liabilities at December 31, 2001. The Company had deferred tax assets at December 31, 2001 as follows:




Net operating loss                                 $       816,000
Asset impairment                                            42,000
Beneficial conversion feature of debentures                116,000
Options granted to consultants                              24,000
                                                   ---------------
                                                           998,000
Valuation allowance                                       (998,000)
                                                   ---------------
                                                   $            --
                                                   ===============


At December 31, 2001, the Company's net operating loss carryforward for federal income tax purposes was approximately $2,400,000, which will expire, if unused, in 2020 and 2021.

7. COMMITMENTS

The Company has a month-to-month lease agreement for office space which requires minimum monthly payments of $1,400. The Company also has a lease agreement for Vista's office space which requires minimum monthly payments of $2,103 through January 31, 2003. The Company has closed the office due to its plan to discontinue operations and has accrued the remaining lease payments of $27,300 into its loss on disposal of discontinued divisions. Rent expense was approximately $36,000 and $43,000 for the years ended December 31, 2001 and 2000, respectively.

The Company's minimum future payments under the leases as of December 31, 2001 are as follows:

        Year ending December 31,
------------------------------------------
                  2002                     $        25,200
                  2003                               2,100
                                           ---------------
                                           $        27,300


The Company has employment agreements with two officers that require minimum aggregate annual salaries of $240,000 through April 30, 2003.

                       E RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. MAJOR CUSTOMERS

During 2001, the Company had sales to four customers that represented 43% of sales. No other single customer accounted for more than 5% of sales. Sales have been primarily to customers in the North Texas area.

9. SUBSEQUENT EVENT

On March 29, 2002, the Company entered into a Letter Agreement (the "Letter Agreement") with four buyers for the sale of 12% secured convertible debentures, in the principal amount of up to $50,000, and warrants to purchase up to 50,000 shares of the Company's common stock at a price per share that fluctuates depending on the current market price. The proceeds from the sale to the Company of $50,000 less $10,000 in expenses, were received by the Company on April 8, 2002.

************

                     CENTRAL WIRELESS INC. AND SUBSIDIARIES
                          (formerly e resources, Inc.)


                                  CONSOLIDATED BALANCE SHEET

                                      SEPTEMBER 30, 2002
                                          (Unaudited)
                                            ASSETS
                                            ------

CURRENT ASSETS:
   Cash                                                                          $    41,950
   Prepaid expenses                                                                    4,400
                                                                                 ------------
                  Total current assets                                                46,350

OTHER ASSETS                                                                          90,038
                                                                                 ------------
                  Total assets                                                   $   136,388
                                                                                 ============

                            LIABILITIES AND STOCKHOLDERS' DEFICIT
                            -------------------------------------

CURRENT LIABILITIES:
   Accounts payable                                                              $   101,808
   Other accrued liabilities                                                         176,951
   Notes payable to stockholders, net of discount of $381,784                        613,516
                                                                                 ------------
                  Total current liabilities                                          892,275

STOCKHOLDERS' DEFICIT:
   Preferred stock, $.01 par value, 10,000,000 shares outstanding, none issued
   -- Common stock, $.001 par value, 250,000,000 shares authorized;
     6,234,054 shares issued and outstanding                                           6,235
   Additional paid-in capital                                                      3,343,241
   Accumulated deficit                                                            (4,105,363)
                                                                                 ------------
                  Total stockholders' deficit                                       (755,887)
                                                                                 ------------

                  Total liabilities and stockholders' deficit                    $   136,388
                                                                                 ============

                    See notes to these consolidated financial statements.

                                             F-59


                                     CENTRAL WIRELESS INC. AND SUBSIDIARIES
                                          (formerly e resources, Inc.)

                                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                                            SEPTEMBER 30,                 SEPTEMBER 30,
                                                     ---------------------------   ---------------------------
                                                        2002           2001            2002           2001
                                                     ------------   ------------   ------------   ------------
                                                     (Unaudited)    (Unaudited)     (Unaudited)    (Unaudited)
CONTINUING OPERATIONS:
   General and administrative expenses               $   280,658    $        --    $   307,881    $        --
                                                     ------------   ------------   ------------   ------------
   Loss from continuing operations                      (280,658)            --       (307,881)            --

DISCONTINUED OPERATIONS -
    Loss from operations of discontinued divisions            --       (488,166)      (240,545)    (1,193,984)
                                                     ------------   ------------   ------------   ------------
          Net Loss                                   $  (280,658)   $  (488,166)   $  (548,426)   $(1,193,984)
                                                     ============   ============   ============   ============
LOSS PER SHARE (basic and diluted):
    Continuing operations                            $      (.05)   $        --    $      (.10)   $        --
    Discontinued operations                                   --           (.55)          (.08)         (1.48)
                                                     ------------   ------------   ------------   ------------
                                                     $      (.05)   $      (.55)   $      (.18)   $     (1.48)
                                                     ============   ============   ============   ============
WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                                   6,233,511        887,589      3,128,570        808,134
                                                     ============   ============   ============   ============

                             See notes to these consolidated financial
statements.

                                                      F-60

                                    CENTRAL WIRELESS INC. AND SUBSIDIARIES
                                         (formerly e resources, Inc.)

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 (Unaudited)

                            FOR THE NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                 ---------------------------
                                                                                    2002           2001
                                                                                 ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                      $  (548,426)   $(1,193,984)
   Adjustments to reconcile net loss to net cash used by operating activities:
       Depreciation and amortization                                                   1,479         38,614
       Loss on disposal of assets                                                      5,987             --
       Bad debt expense                                                                7,789             --
       Common stock for services                                                      24,044         97,500
       Amortization of equity component of notes payable                              53,529        340,500
       Write down of investment                                                           --         37,500
       Changes in operating assets and liabilities:
         Accounts and note receivable                                                     --         17,617
         Prepaid and other                                                            (4,400)       (17,407)
         Unearned revenues                                                                --         (4,309)
         Accounts payable and accrued expenses                                       178,348         39,431
       Other                                                                              --          1,052
                                                                                 ------------   ------------
                  Net cash used by operating activities                             (281,650)      (643,486)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of equipment                                                    22,000             --
   Site acquisition deposit                                                          (90,000)            --
                                                                                 ------------   ------------
                  Net cash used by investing activities                              (68,000)            --

CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in notes payable                                                              --        150,000
   Repayments on notes payable                                                            --        (90,000)
   Sale of debentures, net of offering expenses                                      366,600        600,000
   Advances from shareholder                                                          25,000             --
                                                                                 ------------   ------------
                  Net cash provided by financing activities                          391,600        660,000

NET CHANGE IN CASH                                                                    41,950         16,514

CASH, beginning of period                                                                 --             --
                                                                                 ------------   ------------
CASH, end of period                                                              $    41,950    $    16,514
                                                                                 ============   ============

                            See notes to these consolidated financial
statements.

                                                     F-61

                     CENTRAL WIRELESS INC. AND SUBSIDIARIES
                          (formerly e resources, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND BASIS OF PRESENTATION
     --------------------------------------

     NATURE OF OPERATIONS
     --------------------
     Central Wireless Inc. (formerly e resources, Inc.) (the "Company"), which is composed of the companies described below, was engaged in the creation and development of marketing, media and communications solutions. The Company's operations were composed of Vista, a multi-media production company, which included video streaming on the Internet, and Care Mart, which sold medical supplies over the Internet. Based on a January 2002 plan to cease the operations of Vista and Care Mart, the operations of those entities have been presented on a discontinued operations basis.

     As of September 30, 2002, the Company is in the start-up phase of a business engaged in the development and construction of towers for the transmission of broadband, cellular and other wireless communications signals. Customers consist primarily of individuals, businesses, and broadband and wireless carriers desiring to lease or own their own towers. The Company entered this industry through the acquisition on June 28, 2002 of certain assets from KRC Communications, Inc., a Florida corporation ("KRC"). As a result of the acquisition of the assets from KRC, effective control of the Company changed, new officers were elected and new management was appointed.

     The assets acquired from KRC consisted primarily of nine communications site agreements, pursuant to which the Company agreed to construct eight cellular communications towers for the contracting parties (customers) and one tower that is to be constructed and owned by the Company. As of November 8, 2002, final plans had been completed for one tower and preliminary zoning and engineering work has been completed for three of the eight customer towers.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company's significant operating losses, limited financial resources, discontinuation of the operations of Vista and Care Mart and start-up nature of the assets acquired from KRC, raise substantial doubt about its ability to continue as a going concern.

     REVERSE STOCK SPLIT
     -------------------
     On July 26, 2002, each 20 shares of the Company's common stock which were issued and outstanding or reserved for issuance by the Company, were exchanged for one share of common stock. The share amounts in the accompanying financial statements and notes give effect to this reverse split as if it occurred at the beginning of earliest period presented.

     UNAUDITED INFORMATION
     ---------------------
     The consolidated balance sheet as of September 30, 2002 and the consolidated statements of operations for the three month periods ended September 30, 2002 and 2001 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) that are necessary to properly reflect the consolidated financial position of the Company as of September 30, 2002 and the results of operations for the three and nine-month periods ended September 30, 2002 and 2001.

                     CENTRAL WIRELESS INC. AND SUBSIDIARIES
                          (formerly e resources, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Certain information and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although management believes that the disclosures provided are adequate to make the information presented not misleading. Interim period results are not necessarily indicative of the results to be achieved for an entire year. These financial statements should be read in conjunction with the financial statements and notes to the financial statements provided in the Company's December 31, 2001 Form 10-KSB.

2. OTHER ASSETS
   ------------

     The Company has paid $90,000 toward the purchase of a tower site from a director of the Company. An additional $45,000 will be paid to the director for the site after the Company's registration statement becomes effective.

3.   DEBENTURES
     ----------

     On March 29, 2002, the Company entered into a Letter Agreement (the "Letter Agreement") with four shareholders for the sale of 12% secured convertible debentures, in the principal amount of $50,000, and warrants to purchase up to 2,500 shares of the Company's common stock at a price per share that fluctuates depending on the current market price. Proceeds from the sale of the $50,000 debentures less $10,000 in expenses, were received by the Company on April 8, 2002. The debentures are due March 29, 2003. The Company is currently not in compliance with terms of these or previously issued debentures due to non-payment of interest or principal when due. If the Company is in default under the debenture agreement and other conditions exist, as defined in the agreement, a 30% penalty may apply. The debenture holders have not notified the Company of their intent to accelerate the maturity dates of the debentures.

     On July 12, 2002, the Company entered into the 2002 Securities Purchase Agreement with three buyers for the sale of 12% secured convertible debentures, in the principal amount of $600,000, and warrants to purchase up to 120,000 shares of the Company's common stock at a price per share that fluctuates depending on the current market price. The debentures may be converted at any time to common stock at a conversion price equal to the lesser of (1) 50% of the average of the lowest three trading prices within the twenty trading days prior to conversion, or (2) $.10 per share. The value of the beneficial conversion feature and the warrants have been recorded as a discount on the debentures and will be amortized into income using the effective interest rate method over the life of the debentures. On July 12, 2002, the Company sold $200,000 in debentures and warrants to purchase 40,000 shares of common stock under this agreement. The proceeds to the Company from the sale were $200,000 less $43,200 in closing expenses. The debentures are due in one year. On September 12, 2002, the Company sold an additional $200,000 in debentures and warrants to purchase 40,000 shares of common stock. The proceeds to the Company from the sale were $200,000 less $30,200 in closing costs. The debentures are due in one year. The Company anticipates that it will receive an additional $200,000 less expenses, through the sale of the remaining debentures and warrants under the 2002 Securities Purchase Agreement, upon the effective date of the Company's registration statement.

     There are $995,300 total debentures outstanding at September 30, 2002.

                     CENTRAL WIRELESS INC. AND SUBSIDIARIES
                          (formerly e resources, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4. STOCKHOLDERS' EQUITY
   --------------------

     In June 2002, the Company issued 355,000 shares of common stock as payment for $355,000 in accrued salaries due officers and stockholders and 429,489 shares of common stock as payment for $370,740 in notes payable and accrued interest due stockholders. The Company also issued 50,000 shares of common stock as payment for current and previously accrued legal fees.

     On June 28, 2002, the Company issued 4,150,000 shares of common stock to acquire certain assets of KRC as described in Note 1. The assets consisted primarily of contract rights as described in Note 1. The transaction was recorded based upon the approximate historical cost of the assets, which was nil.

     On July 1, 2002, CareMart, Inc., a wholly-owned subsidiary of the Company that ceased operations in the first quarter of 2002 ("CareMart"), sold certain assets related to its former operations to a stockholder in exchange for the forgiveness of principal and interest outstanding on a promissory note in the approximate amount of $64,000 and cancellation of the remaining outstanding principal and interest under the promissory note. Additionally, as partial consideration for cancellation of the promissory note, the Company issued 50,000 shares of its common stock to the stockholder. The stockholder is related to the Company's former president and member of the board of directors.

     On July 1, 2002, the Company sold certain assets related to I'm On Air ("IOA"), a development project that is no longer being pursued by the Company, to an entity controlled by an individual who was the former Chief Executive Officer and a former director of the Company, in exchange for the assumption of certain outstanding Company debts in the amount of $10,000.

     PREFERRED STOCK
     ---------------
     In August 2002, the Company authorized 10,000,000 shares of preferred stock, which may be issued with rights and preferences as determined by the Company's board of directors.

                                 ***************

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation contain no specific provisions concerning indemnification of officers and directors. Our Bylaws provide that we shall have the power to indemnify any person who is a party to any threatened, pending or completed action by reason of the fact he is (or was) an officer or director of our company, for his expenses (including attorney's fees) actually and reasonably incurred by him in connection with such action. Utah Law permits such indemnification and requires that we indemnify any director who is successful on the merits of any such action for the reasonable expenses incurred by him in connection with such action.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

It is estimated that the expenses incurred in connection with this offering will be as follows:


Fees and Expenses:                                    Amount Payable by Company:

Commission Registration Fee                                      $     450
Printing and Engraving                                           $   5,000
Legal Fees and Expenses                                          $  40,000
Accounting Fees and Expenses                                     $  15,000
Fees and Expenses for Qualification under State Securities Laws  $   5,000
Transfer Agent Fees and Expenses                                 $   5,000
Expenses of Selling Security Holders                             $   5,000


                     RECENT SALES OF UNREGISTERED SECURITIES

We have recently engaged in the sale of the following unregistered securities. Unless otherwise noted, the number of shares reported reflects the twenty-to-one (20:1) reverse stock split effective July 26, 2002. For more information, please see "Reverse Stock Split," beginning on page 37 of this Registration Statement:

- Contribution Agreement. On January 27, 2000, our shareholders ratified a Contribution Agreement entered into January 3, 2000 (the "Contribution Agreement"), between our company (then Dryden Industries) and Vista Photographic & Video Group, Ltd, a Texas limited partnership ("Vista"), which provided for the issuance of shares of our common stock to the partners of Vista, in an aggregate amount representing 25% of our then issued and outstanding shares on a fully diluted basis after giving effect to a private placement of our common stock for the purpose of funding Vista's business operations. In February 2000, our company (then Dryden Industries) sold approximately 35,700 shares of its common stock to approximately ten investors for aggregate proceeds of $1,428,000 and issued Vista's partners approximately 116,577 shares of our common stock. An additional 8,115 shares were issued to an affiliate as a bonus for completing the acquisition transaction. The securities were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D under the Securities Act of 1933.

In connection with the ratification of the Contribution Agreement, our shareholders also approved effecting a plan of recapitalization whereby the reissued and outstanding shares of our common stock would be reverse split on a 1-for-20 basis so that shareholders received one share of common stock for each twenty shares held. The reverse split was effective April 4, 2000.

- CareMart Acquisition. On April 28, 2000, we acquired of all the outstanding capital stock of CareMart, Inc., a Delaware corporation. The acquisition was accomplished pursuant to a reverse triangular merger, whereby CareMart, Inc. was merged with a wholly-owned subsidiary of our company in accordance with a merger agreement entered into between the parties on March 17, 2000. Immediately prior to the merger, CareMart acquired all the outstanding capital stock of Cunningham & Cunningham Health Concerns, a Texas corporation ("CC&H"). CC&H operated the business of CareMart prior to the merger. Pursuant to the terms of the merger, the former shareholders of CareMart, Inc. capital stock received a total of approximately 242,149 shares of our common stock, which immediately after the acquisition represented approximately 33% of the outstanding shares of our common stock. The outstanding shares of CareMart, Inc.'s capital stock were retired upon the effectiveness of the merger.

- 2001 Consultant Shares. In March 2001, we issued 8,625 shares of common stock to certain financial, legal and business consultants, and warrants to purchase an additional 8,625 shares of common stock in exchange for services rendered to us in fiscal 2000. The services, valued at their ordinary costs, were worth $85,000. The warrants have an exercise price of $2.50 per share, were immediately exercisable upon issuance, and expire on December 31, 2010. The securities were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D, Rule 504 under the Securities Act of 1933.

- 2001 Securities Purchase Agreement. On May 8, 2001, we entered into the 2001 Securities Purchase Agreement with two of the Investors, AJW Partners, LLC and New Millennium Capital Partners II, LLC, for the sale of 12% secured convertible debentures, in the principal amount of up to $600,000 and warrants to purchase up to 30,000 shares of our common stock. The debentures are convertible into shares of our common stock and matured on May 8, 2002. On May 8, 2001, we sold an aggregate of $300,000 in debentures, plus warrants to acquire 15,000 shares of our common stock. The warrants expire on May 8, 2004. The proceeds from the sale were $300,000, less $49,000 in expenses.

The debentures issued under the 2001 Securities Purchase Agreement are convertible into shares of our common stock at the conversion price, which is equal to the lesser of (i) 50%, multiplied by the average of the lowest three trading prices for our common stock during the 20 trading days immediately prior to the notice of conversion, and (ii) $0.60. The warrants are exercisable at an exercise price per share equal to the lesser of (i) $0.50 and (ii) the average of lowest three trading prices for our common stock during the 20 trading days immediately prior to exercise.

Pursuant to the terms of the 2001 Securities Purchase Agreement, we are required to reserve for issuance, two times the number of shares of common stock that may be converted from the debentures or exercised pursuant to the warrants.

In connection with the 2001 Securities Purchase Agreement, we granted certain demand and piggyback registration rights to the Investors, and agreed to prepare a Registration Statement registering the securities underlying the debentures and the warrants for resale by the Investors. In addition, we granted a first priority security interest in substantially all of our assets to secure our obligations under the 2001 Securities Purchase Agreement.

- July 2001 Sale under the 2001 Securities Purchase Agreement. On July 30, 2001, we sold an additional $300,000 in debentures and warrants to purchase an additional 15,000 shares of common stock, to AJW Partners, LLC and New Millennium Capital Partners, II, LLC under the 2001 Securities Purchase Agreement. The debentures are convertible into shares of our common stock and matured on July 30, 2002. The warrants expire July 30, 2004. The proceeds to us from the sale of the July 30, 2002 debentures and warrants were $300,000, less $40,500 in expenses. The debentures and warrants sold under the 2001 Securities Purchase Agreement were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D, Rule 506 promulgated under the Securities Act of 1933.

The debentures issued under the 2001 Securities Purchase Agreement are convertible into shares of our common stock at the conversion price, which is equal to the lesser of (i) 50%, multiplied by the average of the lowest three trading prices for our common stock during the 20 trading days immediately prior to the notice of conversion, and (ii) $0.60. The warrants are exercisable at an exercise price per share equal to the lesser of (i) $0.50 and (ii) the average of lowest three trading prices for our common stock during the 20 trading days immediately prior to exercise.

- Registration of Shares under 2001 Securities Purchase Agreement. On June 13, 2001, we filed a registration statement on Form SB-2 covering the shares of common stock that may be offered for resale by the Investors upon conversion of the debentures and exercise of the warrants under the 2001 Securities Purchase Agreement. The registration statement was declared effective by the Commission on June 28, 2001.

For more information about the terms of the debentures and warrants sold under the 2001 Securities Purchase Agreement, please see "The Investors," beginning on page 34 of this Registration Statement.

- Action Stocks. On June 27, 2001, we issued 32,084 shares of common stock to Action Stocks, Inc. ("Action Stocks") and 1,250 shares of common stock to a principal of Actions Stocks for services rendered. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

- NIR Consulting Fees May 2001. On July 13, 2001, we issued 26,250 shares of our common stock to The NIR Group LLC ("NIR") in connection with a consulting agreement entered into between our company and NIR on May 8, 2001. The shares were issued for services rendered. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

- NIR Consulting Fees August 2001. On August 7, 2001, we issued 26,250 shares of our common stock to NIR in connection with a second consulting agreement entered into between our company and NIR on August 1, 2001. The shares were issued for services rendered. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

- 2002 Letter Agreement. On March 29, 2002, we entered into a Letter Agreement (the "Letter Agreement") with the Investors (AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW/New Millennium Offshore, Ltd., and Pegasus Capital Partners, LLC) for the sale of 12% secured convertible debentures, in the principal amount of up to $50,000, and warrants to purchase up to 2,500 shares of our common stock at a $.05 per share price. The sale of these debentures and warrants are subject to the terms of the 2001 Securities Purchase Agreement. The proceeds from the sale of $50,000 less $10,000 in expenses, were received by us on April 8, 2002. As part of the sale, we agreed to offer any future offerings of our securities first to the Investors, for a period beginning on March 29, 2002 and ending 120 days after the effective date of the filing of the Registration Statement registering the shares of common stock that may be offered by the Investors for resale upon conversion of the debentures and exercise of the warrants. The securities were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

The debentures are convertible into shares of our common stock at the conversion price, which is equal to the lesser of (i) 50%, multiplied by the average of the lowest three trading prices for our common stock during the 20 trading days immediately prior to the notice of conversion, and (ii) $.114. The warrants are exercisable at an exercise price per share equal to the lesser of (i) $.056 and
(ii) the average of lowest three trading prices for our common stock during the 20 trading days immediately prior to exercise. The warrants expire on March 29, 2005.

- 2002 Securities Purchase Agreement. On July 12, 2002, we entered into the 2002 Securities Purchase Agreement with AJW Partners, LLC, AJW/New Millennium Offshore, Ltd. and Pegasus Capital Partners, LLC for the sale of (i) 12% secured convertible debentures in the aggregate principal amount of up to $600,000, convertible into shares of our common stock, and (ii) warrants to purchase up to 120,000 shares of our common stock.

On July 12, 2002, and on September 12, 2002, pursuant to the 2002 Securities Purchase Agreement, we sold an aggregate of (i) $400,000 in debentures, and (ii) warrants to purchase 80,000 shares of common stock. The proceeds from the sales were an aggregate of approximately $326,600 ($400,000 less closing expenses and disbursements). In addition, the Investors will purchase an additional $200,000 in debentures and warrants covering 40,000 shares of our common stock.

The debentures issued under the 2002 Securities Purchase Agreement are convertible, at the option of the Investors, into shares of our common stock at a conversion price that is equal to the lesser of (i) 50%, multiplied by the average of the lowest three trading prices for our common stock during the 20 trading days immediately prior to the date of the Investors' notice of conversion, and (ii) $0.10. The warrants are exercisable at an exercise price per share equal to $0.20. The debentures one year from the date of issuance. Pursuant to the terms of the 2002 Securities Purchase Agreement, we are required to reserve for issuance to the Investors, two times the number of shares of common stock that may be converted from the debentures or exercised pursuant to the warrants.

In connection with the 2002 Securities Purchase Agreement, we granted certain demand and piggyback registration rights to the Investors, and agreed to prepare this Registration Statement registering the securities underlying the debentures and the warrants. In addition, we granted to the Investors a first priority security interest in substantially all of our assets to secure our obligations under the debentures and the warrants. Moreover, Kenneth W. Brand, our Chief Executive Officer and Keith Roy Chrismon, our President and Chairman of the Board, each pledged the shares of our common stock owned by them, to guarantee our company's obligations under the 2002 Securities Purchase Agreement.

SECURITIES ISSUED UPON CONVERSION OF DEBENTURES

The transactions reported below have been adjusted to take into account the twenty-to-one (20:1) reverse stock split effective July 26, 2002:

- On July 12, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC each elected to convert $6,250 in principal amount of debentures issued under the 2001 Securities Purchase Agreement, into shares of our common stock. They were each issued approximately 10,522 shares, at a conversion price of approximately $0.59 a share.

- On July 19, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC each elected to convert $2,564.38 in interest payable on the debentures issued under the 2001 Securities Purchase Agreement, due as of June 30, 2001, into shares of our common stock. They were each issued approximately 4,317 shares, at a conversion price of approximately $0.59 a share.

- On July 20, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC each elected to convert $6,250 in principal amount of debentures issued under the 2001 Securities Purchase Agreement, into shares of our common stock. They were each issued approximately 15,625 shares, at a conversion price of approximately $0.40 a share.

- On August 14, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC each elected to convert $6,250 in principal amount of debentures issued under the 2001 Securities Purchase Agreement, into shares of our common stock. They were each issued approximately 31,250 shares, at a conversion price of approximately $0.20 a share.

- On October 1, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC each elected to convert $3,125 in principal amount of debentures issued under the 2001 Securities Purchase Agreement, into shares of our common stock. They were each issued approximately 31,250 shares, at a conversion price of approximately $0.10 a share.

- On November 8, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC each elected to convert $1,200 in principal amount of debentures issued under the 2001 Securities Purchase Agreement, into shares of our common stock. They were each issued approximately 20,690 shares, at a conversion price of approximately $0.58 a share.

- On November 21, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC each elected to convert $1,200 in principal amount of debentures issued under the 2001 Securities Purchase Agreement, into shares of our common stock. They were each issued approximately 20,690 shares, at a conversion price of approximately $0.58 a share.

- On December 28, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC each elected to convert $1,200 in principal amount of debentures issued under the 2001 Securities Purchase Agreement into shares of our common stock. They were each issued approximately 23,077 shares, at a conversion price of approximately $0.52 a share.

- On December 31, 2001, AJW Partners, LLC and New Millennium Capital Partners II, LLC each elected to convert $1,911 in interest on the principal amount of debentures issued under the 2001 Securities Purchase Agreement into shares of our common stock. They were each issued approximately 31,850 shares, at a conversion price of approximately $0.06 a share.

- On February 20, 2002 AJW Partners, LLC and New Millennium Capital Partners II, LLC each elected to convert $1,875 in principal amount of debentures into shares of our common stock. They were each issued approximately 31,250 shares, at a conversion price of approximately $0.06 a share.

KRC ACQUISITION

In connection with the acquisition of certain assets from KRC in June 2002, we issued an aggregate of 4,150,000 shares of common stock to certain persons designated by KRC. Immediately after the acquisition, the shares of common stock issued by us in exchange for the assets represented approximately 66% of the issued and outstanding shares of our common stock, resulting in a change in control.

Listed below are the names of the persons and companies who received shares of common stock pursuant to our agreement with KRC, the number of shares of common stock received by each such person, and the percentage of our common stock beneficially owned (directly or indirectly) by each such person, as of July 2, 2002:


                                 No. of Shares        % of Shares Beneficially
Name                          Beneficially Owned(1)            Owned (1)
-----                        ----------------------  --------------------------
Kenneth W. Brand                     1,125,000                  18%
Keith Roy Chrismon(2)                1,125,000                  18%
Steven W. Troyan                     1,125,000                  18%
Sharon R. Hetman                       250,000                   4%
Michael S. Delin                       150,000                   2%
Amber Run LLC(3)                       187,500                   3%
Quandry LLC(4)                         187,500                   3%

TOTAL:                               4,150,000                  66%


(1) The number of shares reported in the table have been adjusted to take into account the twenty-to-one (20:1) reverse stock split effective July 26, 2002.

(2) Keith Roy Chrismon is the sole shareholder of KRC Communications, Inc.

(3) Quandry, L.L.C. is a Florida limited liability company. Holly M. Hawk may be deemed to be a beneficial owner of the shares of common stock owned by Quandry, L.L.C. because as the manager of Quandry, L.L.C., she has the power to direct the voting and disposition of such shares. Ms. Hawk, however, specifically disclaims beneficial ownership of all shares held by Quandry, L.L.C.

(4) Amber Run, L.L.C. is a Florida limited liability company. Troy H. Myers, Jr. may be deemed to be a beneficial owner of the shares of common stock owned by Amber Run, L.L.C. because as the manager of Amber Run, L.L.C., he has the power to direct the voting and disposition of such shares. Mr. Myers, however, specifically disclaims beneficial ownership of all shares held by Amber Run, L.L.C.

For more information regarding the acquisition, please see "KRC Acquisition," beginning on page 32 of this Registration Statement. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

CAREMART ASSET SALE

On July 1, 2002, we issued 50,000 shares of our common stock to C.E. Cunningham, in partial consideration for the forgiveness and cancellation of a $64,000 promissory note held by C.E. Cunningham. For more information about this transaction, please see "Certain Relationships and Related Transactions" beginning on page 38 of this Registration Statement. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

SHARES FOR FORGIVENESS OF DEBT

- In June 2002, we issued 52,330 shares of our common stock to Amen Corner, L.P., a limited partnership that controlled by Mr. Curtis, in exchange for the cancellation of a $50,000 promissory note held by Amen Corner, L.P. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

- In June 2002, we issued 52,330 shares of our common stock to E. Slavin, a shareholder, in exchange for the cancellation of principal and interest outstanding under a $50,000 promissory note held by E. Slavin. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

- In June 2002, we issued 52,330 shares of our common stock to G. Kevlin, a shareholder, in exchange for the cancellation of principal and interest outstanding under a $50,000 promissory note held by G. Kevlin. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

CONSULTING SHARES

- In June 2002, we issued 60,000 shares of our common stock to Robert Lee Matzig, for consultation services rendered by Mr. Matzig in the amount of $60,000. During his tenure with us, Mr. Matzig held various officer positions and served as a director of our company. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

- In June 2002, we issued 50,000 shares of our common stock to Hallett & Perrin, P.C., our attorneys, for legal services rendered to us in the amount of $50,000. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

- In June 2002, we issued 25,000 shares of our common stock to R.
Distler, a consultant, for services rendered to us in the amount of $25,000. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

SHARES ISSUED FOR DEFERRED COMPENSATION

- In June 2002, we issued 145,000 shares of our common stock to Christopher D. Curtis, our former Chief Executive Officer, in lieu of $145,000 in deferred salary payments and in exchange for his release of claims for unpaid deferred compensation earned by him in fiscal 2000, 2001 and 2002. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

- In June 2002, we issued 125,000 shares of common stock to Charles C. Cunningham, our former President, in lieu of $125,000 in deferred salary payments and in exchange for his release of claims for unpaid deferred compensation earned by him in fiscal 2000, 2001 and 2002. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

CURTIS NOTES

In June 2002, we issued 210,000 shares of our common stock to Mr. Curtis in exchange for the cancellation of $210,000 in promissory notes and accounts receivable owed to Mr. Curtis. For more information about this transaction, please see "Certain Relationships and Related Transactions" beginning on page 38 of this Registration Statement. The shares were issued in reliance on federal exemptions from registration, including, but not limited to, Regulation D promulgated under the Securities Act of 1933.

                                    EXHIBITS

Exhibit Number    Description
--------------    -----------

2.1 Asset Purchase Agreement dated June 28, 2002 by and among e resources inc, KRC Communications, Inc. and Keith Roy Chrismon. (9)

3.1 Articles of Incorporation, filed with the Utah Secretary of State on March 8, 1987. (8)

3.2 Articles of Amendment to the Articles of Incorporation, filed with the Utah Secretary of State on February 3, 1995. (8)

3.3 Articles of Amendment to the Articles of Incorporation, filed with the Utah Secretary of State on June 9, 1999. (8)

3.4 Articles of Amendment to the Articles of Incorporation, filed with the Utah Secretary of State on February 7, 2000. (8)

3.5 Articles of Amendment to the Articles of Incorporation, filed with the Utah Secretary of State on March 24, 2000. (8)

3.6 Articles of Amendment to the Articles of Incorporation, filed with the Utah Secretary of State on August 21, 2002. (1)

3.7               First Amended and Restated Bylaws of the Company. (3)

4.1               Securities Purchase Agreement, dated May 8, 2001. (2)

4.2               Form of Secured Convertible Debenture, dated May 8, 2001. (2)

4.3               Form of Stock Purchase Warrant, dated May 8, 2001. (2)

4.4               Registration Rights Agreement, dated May 8, 2001. (2)

4.5               Security Agreement, dated May 8, 2001. (2)

4.6               Guaranty and Pledge Agreement, dated May 8, 2001. (2)

4.7               Form of Secured Convertible Debenture, dated July 30, 2001.
                  (3)

4.8               Form of Stock Purchase Warrant, dated July 30, 2001. (3)

4.9               Letter Agreement, dated March 29, 2002. (3)

4.10              Form of Secured Convertible Debenture, dated March 29, 2002.
                  (3)

4.11              Form of Stock Purchase Warrant, dated March 29, 2002. (3)

4.12              Security Agreement, dated March 29, 2002. (3)

4.13              Securities Purchase Agreement, dated July 12, 2002. (4)

4.14              Form of Secured Convertible Debenture, dated July 12, 2002.
                  (4)

4.15              Form of Stock Purchase Warrant, dated July 12, 2002. (4)

Exhibit Number    Description
--------------    -----------

4.16              Registration Rights Agreement, dated July 12, 2002. (4)

4.17              Security Agreement, dated July 12, 2002. (4)

4.18              Form of Guaranty and Pledge Agreement, dated July 12, 2002.
                  (4)
4.19            Letter Agreement dated November 5, 2002

5.1               Legal Opinion of Sichenzia Ross Friedman Ference. (1)

13.1              Annual Report on Form 10-KSB for the fiscal year ended
                  December 31, 2001. (5)

13.2              Quarterly Report on Form 10-QSB for the First Quarter of 2002.
                  (6)

13.3              Quarterly Report on Form 10-QSB for the Second Quarter of
                  2002. (7)

23.1              Consent of Hein + Associates LLP. (1)

23.2              Consent of Sichenzia Ross Friedman Ference LLP (see exhibit
                  5.1). (1)


(1) Filed herewith, and incorporated by reference.

(2) Filed with the Commission on May 14, 2001 as an attachment to our Form 8-K and incorporated by reference.

(3) Filed with the Commission on May 8, 2002 as an attachment to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, and incorporated by reference.

(4) Filed with the Commission on July 16, 2002 as an attachment to our Form 8-K and incorporated by reference.

(5) Filed with the Commission on May 8, 2002, and incorporated by reference.

(6) Filed with the Commission on May 23, 2002 and incorporated by reference.

(7) Filed with the Commission on August 19, 2002 and incorporated by reference.

(8) Filed with the Commission on June 13, 2001 as an attachment to our Registration Statement on Form SB-2 and incorporated by reference.

(9) Filed with the Commission on July 2, 2002 as an attachment to our Form 8-K and incorporated by reference.

                                  UNDERTAKINGS

Central Wireless hereby undertakes that it will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any factors or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

For the purpose of determining liability under the Securities Act of 1933, we hereby undertake to treat each post-effective amendment of this Registration Statement as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering. We hereby undertake to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Sarasota, State of Florida on November 13, 2002.

CENTRAL WIRELESS INC.



                         BY: /S/ KENNETH W. BRAND
                         -------------------------------------------------------
                         PRINTED NAME: KENNETH W. BRAND
                         TITLES: DIRECTOR AND CHIEF EXECUTIVE OFFICER





In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:



                         BY: /S/ MICHAEL S. DELIN
                         -------------------------------------------------------
                         PRINTED NAME: MICHAEL S. DELIN
                         TITLES: DIRECTOR, CHIEF FINANCIAL OFFICER AND TREASURER (PRINCIPAL ACCOUNTING OFFICER)


                         BY: /S/ SHARON R. HETMAN
                         -------------------------------------------------------
                         PRINTED NAME: SHARON R. HETMAN
                         TITLES: DIRECTOR AND SECRETARY

                         BY: /S/ STEVEN W. TROYAN
                         -------------------------------------------------------
                         PRINTED NAME: STEVEN W. TROYAN
                         TITLES: DIRECTOR AND VICE PRESIDENT - CONSTRUCTION